                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT


                                  by and among


                         LEOPOLD STYLING PRODUCTS, INC.
                             a Delaware corporation

                                  ("Purchaser")


                            DON BLACK, HOWARD BLACK,

                          BARBARA BLACK, ROBERT BLACK,

                             DON COTTAM, JIM COTTAM,

                                       AND

                       THE COTTAM FAMILY PARTNERSHIP, L.P.
                           A TEXAS LIMITED PARTNERSHIP

                                ("Shareholders")





                          with respect to the stock of


                            GENA LABORATORIES, INC.,
                               a Texas corporation




                               Dated: May 8, 1996

                                    ARTICLE I
                                SALE OF THE STOCK

1.1      Sale of the Stock..................................................  1


                                   ARTICLE II
                      PURCHASE PRICE AND MANNER OF PAYMENT

2.1      Purchase Price.....................................................  2

2.2      Payment of Purchase Price..........................................  2
         (a)      Cash......................................................  2
         (b)      Common Stock..............................................  2
         (c)      Adjustment to Purchase Price..............................  2


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1      General Statement..................................................  3

3.2      Representations and Warranties of Purchaser........................  3
         (a)      Organization..............................................  3
         (b)      Power and Authority.......................................  3
         (c)      Enforceability............................................  3
         (d)      Conflicts; Consents.......................................  3
         (e)      Accuracy of Documents, Representations and
                  Warranties................................................  4

3.3      Representations and Warranties of Shareholders.....................  4
         (a)      Ownership of Stock........................................  4
         (b)      Power and Authority.......................................  4
         (c)      Enforceability............................................  4
         (d)      Conflicts; Consents.......................................  4
         (e)      Capital Stock.............................................  5
         (f)      Subsidiaries and Affiliates...............................  5
         (g)      Organization..............................................  5
         (h)      Qualification.............................................  5
         (i)      Assets....................................................  6
         (j)      Bank Accounts.............................................  6
         (k)      Ability to Conduct Business...............................  6
         (l)      Real Property; Leases.....................................  6
         (m)      Contracts.................................................  6
         (n)      Insurance.................................................  7
         (o)      Intellectual Property.....................................  7
         (p)      Licenses..................................................  8
         (q)      Taxes.....................................................  8
         (r)      Labor Disputes; Unfair Labor Practices....................  8
         (s)      Financial Statements......................................  8
         (t)      Books and Records.........................................  9
         (u)      Liabilities...............................................  9
         (v)      Subsequent Events.........................................  9

                  (w)      No Material Changes.............................. 10
                  (x)      ERISA............................................ 11
                  (y)      Employees and Consultants........................ 11
                  (z)      Litigation....................................... 12
                  (aa)     Unasserted Claims................................ 12
                  (ab)     Absence of Product or Service Warranties......... 12
                  (ac)     Absence of Judicial Orders....................... 12
                  (ad)     Compliance with Law.............................. 12
                  (ae)     Hazardous Materials.............................. 13
                  (af)     Accuracy of Documents, Representations and
                           Warranties....................................... 13

         3.4      Further Representations and Warranties of
                  Shareholders.............................................. 13
                  (a)      Ability to Bear Risk; Business and Financial
                           Knowledge and Experience......................... 13
                  (b)      Knowledge Respecting Purchaser................... 13
                  (c)      Absence of Representations and Warranties........ 13
                  (d)      No Distribution.................................. 14
                  (e)      Stock to be Restricted........................... 14
                  (f)      No Registration.................................. 14
                  (g)      No Obligation to Register........................ 14
                  (h)      Legend on Certificate............................ 14
                  (i)      Stop Orders...................................... 14
                  (j)      Reliance Upon Information........................ 15


                                   ARTICLE IV
                          CONDUCT PRIOR TO THE CLOSING

         4.1      General................................................... 15

         4.2      Conduct by Shareholders................................... 15
                  (a)      Access to Records................................ 15
                  (b)      Business in Ordinary Course...................... 15
                  (c)      Certain Transactions..............................16
                  (d)      Employees........................................ 16
                  (e)      Dividends........................................ 17
                  (f)      Confidentiality.................................. 17
                  (g)      Exclusivity...................................... 17
                  (h)      Equitable Relief................................. 17
                  (i)      Severability..................................... 17
                  (j)      Consents......................................... 17

         4.3      Joint Obligations of Shareholders and Purchaser........... 18
                  (a)      Notice........................................... 18
                  (b)      Performance...................................... 18
                  (c)      Shareholder's Access to Records.................. 18
                  (d)      Confidentiality.................................. 18

                                    ARTICLE V
                         CONDITIONS PRECEDENT TO CLOSING

         5.1      Conditions Precedent to Shareholders' Obligations.......... 18
                  (a)      Truth of Representations and Warranties........... 18
                  (b)      Purchaser's Obligations Performed................. 18
                  (c)      Purchaser's Closing Certificate................... 18

         5.2      Conditions Precedent to Purchaser's Obligations............ 19
                  (a)      Representations and Warranties.................... 19
                  (b)      Current Assets and Inventory...................... 19
                  (c)      Shareholders' Obligations Performed............... 19
                  (d)      Consents.......................................... 19
                  (e)      No Suit, Proceeding or Investigation.............. 19
                  (f)      Closing Certificate of Shareholders............... 19
                  (g)      Releases.......................................... 20
                  (h)      State of Texas Licenses, Permits and
                           Certificates of Necessity......................... 20
                  (i)      Disclosure Schedules.............................. 20
                  (j)      Receipt of Satisfactory Audit Report.............. 20
                  (k)      Purchaser's Due Diligence......................... 20
                  (l)      Receipt of Opinion of Counsel for the
                           Company and Shareholders.......................... 20
                  (m)      Disclosure Schedules.............................. 21
                  (n)      Consents and Approvals............................ 21
                  (o)      Repayment of Indebtedness......................... 21
                  (p)      Financing......................................... 22


                                   ARTICLE VI
                                     CLOSING

         6.1      Time and Place of Closing.................................. 22

         6.2      Form of Documents.......................................... 22

         6.3      Purchaser's Deliveries..................................... 22
                  (a)      Funds............................................. 22
                  (b)      Purchaser Stock................................... 22
                  (c)      Closing Certificate............................... 22
                  (d)      Corporate Resolutions............................. 22
                  (e)      Stock Escrow and Buy-Back Agreement............... 22
                  (f)      Other Documents................................... 22
                  (g)      Opinion Letter.................................... 22

         6.4      Shareholders' Deliveries................................... 22
                  (a)      Good Standing Certificates........................ 22
                  (b)      Closing Certificate............................... 23
                  (c)      Delivery of Corporate Documents................... 23
                  (d)      Releases.......................................... 23
                  (e)      Consents and Estoppel Letters..................... 23
                  (f)      State of Texas and County Consents................ 23
                  (g)      Tax Good Standing Certificate..................... 23
                  (h)      Other Documents................................... 23

                  (i)      Opinion Letter.................................... 23
                  (j)      Stock Escrow and Buy-Back Agreement............... 23


                                   ARTICLE VII
                            POST CLOSING OBLIGATIONS

         7.1      Obligations of Shareholders................................ 24
                  (a)      Covenant Not to Compete........................... 24
                  (b)      Nonsolicitation................................... 24
                  (c)      Trade Secrets and Other Information............... 24
                  (d)      Confidentiality................................... 24
                  (e)      Equitable Relief.................................. 25
                  (f)      Severability...................................... 25
                  (g)      Consents.......................................... 25

         7.2      Obligations of Both Shareholders and Purchaser;
                  Further Assurances......................................... 25


                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1      Indemnification by Shareholder............................. 25
                  (a)      General........................................... 25
                  (b)      Environmental..................................... 26
                  (c)      Right of Offset................................... 27

         8.2      Limitation of Indemnity Rights............................. 27

         8.3      Obligations of Shareholders, Separate and Several.......... 27

         8.4      Indemnification by Purchaser............................... 27

         8.5      Limitation on Indemnity.................................... 28

         8.6      Notice and Right to Defend Third-Party Claims.............. 28


                                   ARTICLE IX
                                   TERMINATION

         9.1      Right to Terminate......................................... 29

         9.2      Remedies................................................... 29
                  (a)      Proceed to Close.................................. 29
                  (b)      Decline to Close.................................. 29

         9.3      Events on Termination...................................... 29

         9.4      Right to Damages........................................... 29

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1     Disclosure Schedules....................................... 30

         10.2     Assignability.............................................. 30

         10.3     Brokers and Finders........................................ 31

         10.4     Costs and Expenses......................................... 31

         10.5     Earnest Money Deposit...................................... 31

         10.6     Notices.................................................... 31

         10.7     Entire Agreement........................................... 33

         10.8     Waivers.................................................... 33

         10.9     Counterparts............................................... 33

         10.10             Severability...................................... 33

         10.11             Applicable Law, Jurisdiction and Venue............ 33

         10.12             Construction...................................... 33

         10.13             Excluded Assets................................... 34

         10.14             Limitation on Purchasers Due Diligence............ 34

         10.15             Shareholder Representative........................ 34

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 8th day of May, 1996, by and among LEOPOLD STYLING PRODUCTS, INC., a Delaware corporation or its assigns ("Purchaser"), and DON BLACK, HOWARD BLACK, BARBARA BLACK, ROBERT BLACK, DON COTTAM, JIM COTTAM, AND THE COTTAM FAMILY PARTNERSHIP, a Texas Limited partnership (hereinafter referred to as "Shareholders").


                                    RECITALS

                  AA. Shareholders collectively own all of the issued and outstanding shares of capital stock of Gena Laboratories, Inc., a Texas corporation (the "Company").

                  B. The Company is engaged in the manufacture, distribution and sale of health and beauty products, including nail, hair and skin products and accessories, in the United States and worldwide (the "Company's Business" or the "Business").

                  C. Shareholders desire to sell to Purchaser, and Purchaser desires to purchase from Shareholders, all of the issued and outstanding shares of the capital stock of the Company (the "Stock"), free and clear of all liens, claims, rights, charges, encumbrances and security interests of whatsoever nature, subject to and in accordance with the terms and conditions set forth herein.

                  D. Shareholders acknowledge that Purchaser is relying on the representations, warranties and covenants made herein by Shareholders in pursuing financing for the transaction contemplated herein.


                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                SALE OF THE STOCK

                  1.1 SALE OF THE STOCK. At the closing of the transactions contemplated by this Agreement in accordance with Section 6.1 hereof (the "Closing"), Shareholders shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Shareholders, all of the Stock, free and clear of all liens, claims, rights, charges, encumbrances and security interests of whatsoever nature or type.

                                   ARTICLE II
                      PURCHASE PRICE AND MANNER OF PAYMENT

                  2.1 PURCHASE PRICE. The total purchase price for the Stock (the "Purchase Price") shall be Ten Million Dollars ($10,000,000), subject to adjustment as contemplated by Section 2.2(c) hereof.

                  2.2 PAYMENT OF PURCHASE PRICE. At the Closing, Shareholders shall be entitled to receive an amount equal to the Purchase Price payable as follows:

                      (a) CASH. At the Closing, Purchaser shall pay to Shareholders , by wire transfer, the sum of Eight Million Dollars ($8,000,000) (the "Cash Component").

                      (b) COMMON STOCK. On or prior to the Closing, Purchaser shall deposit with such escrow agent shares of Common Stock of Purchaser (the "Purchaser Stock") equal in value on the Closing Date to Two Million Dollars ($2,000,000), based on the initial public offering price per share of Purchaser's Common Stock or, in the event that the Purchaser's Common Stock shall not have been the subject of an initial public offering at the time of the Closing, based on the fair market value per share of the Purchaser's Stock as determined by an independent securities dealer acceptable to Shareholders and Purchaser. To the extent reasonably required by Purchaser, each Shareholder shall, prior to the delivery of the Stock, execute a Subscription Agreement with respect to the issuance of the Purchaser Stock. The Purchaser's Stock will be subject to the terms of a separate Stock Escrow and Buy-Back Agreement (Exhibit "A") containing a repurchase guarantee as provided in said Stock Escrow and Buy-Back Agreement. Said repurchase guarantee will be secured by an irrevocable letter of credit in favor of Shareholders and issued on a bank acceptable to Shareholders. Said letter of credit must be in form and substance acceptable to Shareholders and their counsel.

                      (c) ADJUSTMENT TO PURCHASE PRICE.

                          (i) The inventory, as of the Closing Date, is
identified in Schedule 2.2(c) will include, without limitation, finished goods, and supplies, including all supplies which have been expended by Seller) (the "Inventory"). For purposes of the calculation of the value of the Inventory in this Section 2.2(c), the value of the Inventory shall not include any Inventory that Arthur Anderson does not consider salable. The parties will attempt to resolve among themselves any dispute regarding the salability of inventory. In the event the Shareholders do not agree with Arthur Andersen's decision, they will be entitled to obtain, at their expense, a certified public accounting firm to review the matter and present their arguments to Arthur Andersen regarding any salability issue.

                          (ii) If the value of the Company's total current
assets, as defined by generally accepted accounting principles (the "Total Current Assets"), as of the Closing Date (as determined by Arthur Andersen, shall be less than Two Million Three Hundred Thousand Dollars including Inventory ($2,300,000) (the "Minimum Asset Level"), then the Purchase Price pursuant to this Section 2.2 and the Common Stock Component thereof pursuant to
Section 2.2(b ) shall be reduced by an amount equal to the difference between the Minimum Asset Level and the value of the Total Current Assets as of the Closing Date. In determining Minimum Asset level, all accounts receivable will be considered good and collectible if current within 180 days.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                  3.1 GENERAL STATEMENT. The parties make the representations and warranties to each other that are set forth in this Article III. Shareholders shall cooperate with Purchaser in the conduct by Purchaser of its due diligence review of the Company. Notwithstanding the foregoing, all such representations and warranties and all representations and warranties that are set forth elsewhere in this Agreement and in any financial statement, exhibit, schedule or document delivered by or on behalf of a party hereto or their representative to the other party pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months from Closing Date (and none shall merge into any instrument of conveyance). No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Representations and warranties of the parties are initially made as of the date hereof and are to be true and correct as of the Closing Date; thus, any modifications thereof prior to the Closing Date shall be the subject of notice designated as a "Supplemental Disclosure," communicated as set forth in Article 5 hereof and delivered on or before the Closing.

                  3.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. To induce Shareholders to enter into this Agreement and to perform their obligations hereunder, and with full knowledge that Shareholders will rely thereon, Purchaser represents and warrants the truth, accuracy and completeness of the following:

                      (a) ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                      (b) POWER AND AUTHORITY. Purchaser has full corporate power and authority to execute and deliver this Agreement and the other agreements referenced herein to which Purchaser is a party (the "Other Purchaser Agreements"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Other Purchaser Agreements referenced herein to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by Purchaser's board of directors, and, if necessary, by its shareholders, and no other corporate proceedings on the part of Purchaser are required to authorize the execution and delivery of this Agreement, the Other Purchaser Agreements, or the consummation of the transactions contemplated hereby or thereby.

                      (c) ENFORCEABILITY. This Agreement and the Other Purchaser Agreements have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

                      (d) CONFLICTS; CONSENTS. Neither the execution and delivery of this Agreement and the Other Purchaser Agreements, nor the consummation of the transactions contemplated hereby or thereby, will materially conflict with, violate or result in a breach of or default under (with or without the giving of notice or the passage of time, or both): (i) the Certificate of Incorporation or the Bylaws of Purchaser; (ii) any license, instrument, contract or agreement to which Purchaser is a party or by which Purchaser is bound; or (iii) any law, order, rule, regulation, writ, injunction or decree that is applicable to Purchaser. Neither the execution and delivery of this Agreement or the Other Purchaser Agreements by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will require any consent or approval of, or any filing with, any governmental entity or other person, other than the filings, registrations or qualifications under the federal and state securities laws or "blue sky" laws of any state of the United States of America that may be required to be made or obtained in connection with the issuance of the Purchaser's Stock or the Common Stock.

                      (e) ACCURACY OF DOCUMENTS, REPRESENTATIONS AND WARRANTIES. The copies of all documents furnished to Shareholders and their representatives by or on behalf of Purchaser and its representatives are true, complete and correct. No representation or warranty of Purchaser contained in this Agreement or the Other Purchaser Agreements, and no statement contained in the exhibits, the schedules or the other documents delivered by or on behalf of Purchaser or its representatives pursuant to or in connection with this Agreement or the Other Purchaser Agreements or any of the transactions contemplated hereby or thereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated herein or therein in order to make the statements contained herein or therein not misleading.

                  3.3 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. To induce Purchaser to enter into this Agreement and to perform Purchaser's obligations hereunder, and with full knowledge that Purchaser will rely thereon, Shareholders, jointly and severally, to the extent of their individual ownership interest in the stock as defined in Section 3.3(a) represent and warrant the truth and accuracy of the following, subject only to the exceptions expressly and specifically set forth in the schedules provided for by this Section 3.3 (collectively, the "Disclosure Schedules"):

                      (a) OWNERSHIP OF STOCK. Each Shareholder represents that he has good and marketable title to, and rightful possession of the shares of the Stock, and each of the shares of the Stock are and shall be, upon the delivery thereof to Purchaser, free and clear of all liens, claims, rights, charges, encumbrances and security interests of whatsoever nature or type. The extent of the individual ownership interest of the stock is as follows:

                  Howard Black                                       17.25%
                  Don Black                                          25.25%
                  Robert Black                                        3.75%
                  Barbara Black                                       3.75%
                  Don Cottam                                          2.10%
                  Jim Cottam                                         25.25%
                  Cottam Family Partnership                          22.65%


                      (b) POWER AND AUTHORITY. Each Shareholder has the full right, power and authority to execute and deliver this Agreement and the other agreements referenced herein to which Shareholders are a party and to consummate the transactions contemplated hereby and thereby.

                      (c) ENFORCEABILITY. This Agreement and each of the other agreements referenced herein to which Shareholders are a party have been duly executed and delivered by Shareholders, and constitute legal, valid and binding obligations of Shareholders, enforceable against each Shareholder in accordance with their respective terms.

                      (d) CONFLICTS; CONSENTS. Except as disclosed in Schedule 3.3(d), neither the execution and delivery of this Agreement or any of the other agreements referenced herein to which each Shareholder is a party (the "Other Shareholder Agreements"), nor the consummation of the transactions contemplated hereby or thereby, will conflict with, violate or result in a material breach of or default under (with or without the giving of notice or the passage of time, or both): (i) the Articles of Incorporation or Bylaws, and any amendment thereto, of the Company; (ii) any license, instrument, contract or agreement to which any Shareholder, and/or the Company, is a party or by which any Shareholder, and/or the Company, or any one of them, is bound; or (iii) any law, order, rule, regulation, writ, injunction or decree that is applicable to any Shareholder, and/or the Company, or any one of them. Except as disclosed in
Schedule 3.3(d), neither the execution and delivery by Shareholders of this Agreement or any of the Other Shareholder Agreements, nor the consummation by Shareholders of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance or security interest of any nature or type whatsoever with respect to any of the Stock or any of the assets of the Company. Except as disclosed in Schedule 3.3(d), neither the execution and delivery by Shareholders of this Agreement, nor the Other Shareholder Agreements, nor the consummation by Shareholders of the transactions contemplated hereby or thereby, will require any consent, permit, license or approval of, or any filing with, any governmental or private entity, body, or other person, firm or other entity.

                      (e) CAPITAL STOCK. The Company has authorized capital stock consisting of Two Hundred Thousand (200,000) shares of Class A voting common stock, $.10 par value per share, of which One Hundred Fifty (150) shares are presently issued and outstanding and are held of record as set forth hereinafter; and One Hundred Thousand (100,000) shares of Class B non-voting common stock, $.10 par value per share, of which One Thousand Eight Hundred Fifty (1,850) shares are presently issued and outstanding and are held of record as set forth hereinafter. Each and all of the issued and outstanding shares of the Stock have been validly authorized and issued, are fully paid and nonassessable, and are free of preemptive rights. Except for the Stock, there are no other authorized or issued or outstanding securities of the Company, of any class, kind or character. There are no outstanding subscriptions, options, warrants or other rights, agreements or commitments obligating the Company to issue any additional shares of capital stock, or any options or rights with respect thereto, or any securities convertible into or exchangeable for any shares of capital stock. There are no outstanding obligations of the Company, contractual or otherwise, to repurchase, redeem or otherwise acquire any outstanding shares of the Company's capital stock.

                      (f) SUBSIDIARIES AND AFFILIATES. Except as disclosed in
Schedule 3.3(f) hereto, the Company has no subsidiaries or any other equity investment in any entity. Except as disclosed in Schedule 3.3(f) hereto, Shareholder has no equity investment in any "Affiliates." For purposes of this Agreement, the term "Affiliates" shall mean all entities in which a Shareholder is an officer or director, or in which a Shareholder directly or indirectly, owns or controls ten percent (10%) or more of the equity securities of the entity.

                      (g) ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Copies of the Articles of Incorporation and Bylaws of the Company and all amendments thereto are attached to Schedule 3.3(g) hereto, and are true, complete and correct copies of such documents, as presently in effect. The minutes of, or the unanimous consents in lieu of, the meetings of the shareholders and/or boards of directors of the Company have been delivered to Purchaser and are true, complete and correct copies of such minutes and unanimous consents, and accurately reflect the events that took place at or in lieu of such meetings.

                      (h) QUALIFICATION. Except where the failure to qualify would not have a material adverse affect on business, the Company has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets require such qualification (all of such jurisdictions are referred to herein collectively as the "Foreign Jurisdictions") or if not so qualified, the failure to be so qualified will not materially or adversely affect its financial condition, business, operations or prospects. Schedule 3.3(h) hereto, contains a list of the Foreign Jurisdictions and a list of all addresses at which the Company conducts business or owns or holds assets.

                      (i) ASSETS.

                          (i) The Company has good and marketable title to and
rightful possession of all its real and personal assets and properties, tangible and intangible, including those reflected in the Balance Sheet (as hereinafter defined) delivered to Purchaser as set forth in Section 3.3(s) hereof, and to all of the assets acquired by it since the date of the Balance Sheet (other than those assets disposed of after the date of the Balance Sheet only in the ordinary course of business and not in violation of this Agreement), free and clear of any and all mortgages, liens, pledges, privileges, claims, rights, charges, encumbrances and security interests of whatsoever kind or nature, except: (A) liens for current taxes not yet delinquent; and (B) liens or liabilities disclosed in Schedule 3.3(i) hereto.

                          (ii) The inventories of the Company reflected in the
Balance Sheet are stated at actual cost. The inventories of the Company are in good and merchantable condition. Since the date of the Balance Sheet, there have been no material write-downs in the value of the Company's inventories or material write-offs with respect to such inventories.

                          (iii) The accounts receivable reflected in the Balance
Sheet and those existing since the date of the Balance Sheet or existing on the books of the Company at the Closing are good and collectible within one hundred eighty (180) days thereafter, net of reserves for collectability thereof, and none of such accounts receivable are subject to the return of the merchandise or other property, other than in the ordinary course of business, the selling price of which is represented thereby, or to offsets or counterclaims, the extent of which is in excess of any reserves for collectability thereof reflected therein.

                          (iv) The furniture, fixtures and equipment of the
Company reflected in the Balance Sheet and such items of furniture, fixtures and equipment acquired since the date of the Balance Sheet to the Closing are in working condition and repair sufficient to allow the Company to conduct its usual business in a manner consistent with past practices.

                      (j) BANK ACCOUNTS. Schedule 3.3(j) hereto sets forth the name and location of each bank in which the Company has an account, lock box or safe deposit box, the number of each such account or box, the names of all signatories thereto and the persons authorized to draw thereon or have access thereto. No power of attorney exists from the Company.

                      (k) ABILITY TO CONDUCT BUSINESS. The assets reflected in the Balance Sheet, any fully depreciated assets, and those acquired since the date hereof to the Closing except any

Excluded Assets as defined hereinafter , constitute all of the assets and properties of the Company, and constitute all of the assets and properties that are necessary to permit Purchaser to continue to conduct the business of the Company, after the Closing in the same manner in which such business is presently being conducted.

                      (l) REAL PROPERTY; LEASES. A true, complete and correct list of all real property of every kind, and all interests in real property, which is owned, leased, occupied or used by the Company, is disclosed in
Schedule 3.3(l) hereto. The leases identified on Schedule 3.3(l) hereto, are in full force and effect and have not been breached or terminated, modified, amended or superseded by any agreement, contract or commitment not identified therein.

                      (m) CONTRACTS. Schedule 3.3(m) hereto sets forth a true, complete and correct list of every (written): (i) union, collective bargaining or similar agreement, together with all amendments thereto or interpretations thereof, such as arbitration decisions and the like, to which the Company is a party or is bound; (ii) profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare (including, without limitation, retiree welfare benefit) or incentive plan or agreement maintained or sponsored by the Company, or to which the Company contributes; (iii) plan of the Company providing for "fringe benefits" to its employees or former employees, including, but not limited to, vacation, sick leave, severance pay, medical, hospitalization, life insurance and other plans, or related benefits; (iv) employment agreement that is not terminable at will and without penalty on thirty (30) days or less prior written notice or that provides for payments upon or after termination; (v) agency, sales agency, brokerage, wholesaling, franchise, distributorship or similar agreement or contract; (vi) loan agreement or letter of credit; (vii) lease for personal and/or real property; (viii) security or pledge agreement; (ix) mortgage or deed of trust; (x) purchase commitment to, or contract or agreement with, any supplier; (xi) contract or agreement relating to research and development; (xii) license, authority or permit granted by the Company to any person or entity;
(xiii) contract or agreement to which the Company is a party or by which the Company, or any of its assets is bound, which reasonably may be expected to involve future obligations or benefits in excess of $5,000 in any one calendar year; and (xiv) contract or agreement to which the Company is a party or by which the Company or any of its assets is bound, which is either individually or collectively material to the condition (financial or otherwise), assets, business or prospects of the Company. (All of the foregoing plans, contracts and agreements are referred to herein collectively as the "Contracts.") Each of the Contracts is in full force and effect and enforceable in accordance with its respective terms and conditions, and (x) there is not existing any default, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an event of default, by the Company, Shareholders or any of them, or any other party thereto under any of the Contracts; (y) no party to any of the Contracts has given any notice of default or termination, nor do Shareholders or the Company have any reason to believe that such notice shall be given; and (z) the Company has not waived any material right under or with respect to any of the Contracts. The Company is not bound by any agreement or arrangement to sell or provide goods or services at prices below the prevailing market prices therefor, or to purchase goods or services at prices above the prevailing market prices therefor. The Company has no reason to believe that there is a likelihood that any of the customers of or suppliers to the Company will terminate its or their business relationship with the Company for any reason whatsoever. Schedule 3.3(m) hereto, accurately describes all transactions that have occurred on or after December 31, 1994, between the Company and any Shareholder, or any of them, and/or any of the Affiliates. There are no oral Contracts to which the Company is a party or by which the Company is bound that would materially affect the business or financial condition of the Company.

                      (n) INSURANCE. Schedule 3.3(n) hereto contains a description (identifying insurer, coverage, premiums, named insured, deductibles and expiration date) of all policies of fire, liability and other forms of insurance that currently are, or at any time within the past five (5) years have been, maintained in force by or for the account of the Company with respect to its business and assets (such policies are hereinafter referred to as the "Policies"). The Company has been continuously, and is presently, insured by insurers unaffiliated with Shareholders or the Company. The insurance coverage provided by the Policies presently in force will not in any material respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated hereby. At no time subsequent to January 1, 1992, has the Company been denied insurance coverage or indemnity bond coverage. At no time subsequent to January 1, 1992, has any insurance carrier cancelled or reduced any insurance coverage for the Company or given any notice or other indication of its intention to cancel or reduce any such coverage.

                      (o) INTELLECTUAL PROPERTY. Schedule 3.3(o) hereto sets forth a true, complete and correct list of all trademarks, trade names, fictitious names, service marks, trade secrets, patents, copyrights and all registrations or applications with respect thereto, and all licenses or rights under or related to the same that are presently or have been, during the past two years, owned or used by the Company (collectively, the "Intellectual Property"). To the best of the Shareholders knowledge and belief none of the matters covered by the Intellectual Property, nor any of the products or services sold or provided by the Company, nor any of the processes used or the business practices followed by the Company, infringes or has infringed upon any trademark, trade name, fictitious name, service mark, trade secrets, patent or copyright owned by any person or entity (or any application with respect thereto), or constitutes unfair competition. The Company is not obligated to pay any royalty or other payment with respect to any Intellectual Property, except as disclosed in Schedule 3.3(o). Except as disclosed in Schedule 3.3(o) hereto, to the best of the Shareholders knowledge and belief, no person or entity is producing, providing, selling or using products or services which would constitute an infringement of any of the Intellectual Property.

                      (p) LICENSES. Schedule 3.3(p) hereto contains a true, correct and complete list of all licenses, permits, franchises, certificates, consents, approvals and authorizations (collectively "Licenses") applied for, issued to, or owned or held by the Company. The Company has all Licenses necessary for the conduct of its Business and the ownership and use of its assets, properties and the premises occupied by it and the conduct of its business plan as presently contemplated.

                      (q) TAXES. All federal, state, county and local taxes, including without limitation, income, information, excise, payroll, sales, use, unemployment, social security, occupation, franchise, property, and other taxes, duties, interest, penalties and charges (collectively, "Taxes") levied, assessed or imposed upon the Company and its business, assets or properties, have been duly and fully paid or have been adequately provided for on the Financial Statements (as hereinafter defined). In addition, all returns, estimated and extension payments and reports with respect to Taxes required by law or regulation to be filed by the Company, on or prior to the date hereof shall have been duly and timely filed. There are no agreements, waivers or other arrangements (oral or written) providing for extensions of time with respect to the assessment or collection of unpaid Taxes nor are there any actions, suits, proceedings, inquiries, investigations or claims of any nature or kind whatsoever now pending or, to the best knowledge and belief of Shareholders, after due inquiry, threatened, against the Company with respect to any such returns or reports, or any such Taxes, or any matters under discussion with any federal, state, county or local authority relating to Taxes.

                      (r) LABOR DISPUTES; UNFAIR LABOR PRACTICES. Except as disclosed in Schedule 3.3(r) hereto, there is neither pending nor, to the best knowledge and belief of Shareholders after due inquiry, threatened any labor dispute, grievance, strike or work stoppage involving any of the employees of the Company that affects or may affect the financial condition, business, operations, assets or prospects of the Company. There is neither pending nor, to the best knowledge and belief of Shareholders after due inquiry, threatened any charge or complaint against or involving the Company or any of its officers or employees, by the National Labor Relations Board, the Occupational Health and Safety Administration, the Department of Labor, or any similar federal, state or local board or agency, or any representative thereof. There are no unfair employment or labor practice charges presently pending or, to the best knowledge and belief of Shareholders after due inquiry, threatened by or on behalf of any employee of the Company.

                      (s) FINANCIAL STATEMENTS.

                          (i) Shareholders have previously furnished Purchaser
with true, complete and correct copies of the unaudited financial statements of the Company as of and for the twelve (12) month period ended January 31, 1996 (the "Financial Statements"). The Financial Statements contain (a) a balance sheet of the Company as of January 31, 1996 (the "Balance Sheet"), (b) a statement of income and claimed earnings for the Company for the twelve (12) month period ended January 31, 1996, (the "P&L"), and (c) any notes related thereto. The Financial Statements have been consistently prepared on an accrual basis from the books and records of the Company, and in accordance with Generally Accepted Accounting Principles. The Shareholders shall not be deemed to have made this representation with respect to Generally Accepted Accounting Principles unless Arthur Andersen so certifies. The Balance Sheet fairly presents the financial position of the Company as of the date thereof. The P&L fairly presents the results of the operations of the Company for the twelve (12) month period ended January 31, 1996.

                          (ii) The Company has no material liabilities or
obligations, fixed or contingent, accrued or unaccrued, that are not reflected, adequately reserved against or otherwise disclosed on the Balance Sheet, excepting only those liabilities and obligations incurred by the Company in the ordinary course of its business between the date of the Balance Sheet and the Closing Date, none of which liabilities is individually or collectively material, incurred in violation of this Agreement, or would require accrual and/or disclosure under generally accepted accounting principles.

                      (t) BOOKS AND RECORDS. The books and records of the Company with respect to its assets, business, operations, properties and prospects have been maintained in the usual, regular and ordinary manner, and all entries with respect thereto have been made and all transactions have been properly accounted for. All applicable corporate and other laws relating to the maintenance of such books and records have been complied with by Shareholders, or any of them, and the Company.

                      (u) LIABILITIES. Except as either fully disclosed in
Schedule 3.3(u) hereto, or fully and properly reflected on or reserved for in the Balance Sheet or incurred by the Company after the date of the Balance Sheet only in the ordinary course of business, none of which are either individually or collectively material and none of which would require accrual or disclosure under generally accepted accounting principles, the Company has no (i) material debts, liabilities or obligations of a nature required to be reflected or disclosed in financial statements prepared in accordance with generally accepted accounting principles; or (ii) other material debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before January 31, 1996. Since January 31, 1996, the Company has not incurred any debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than debts, liabilities and obligations incurred in the ordinary course of business of the Company, none of which are either individually or collectively material or incurred in violation of this Agreement and none of which would require accrual or disclosure under generally accepted accounting principles. Schedule 3.3(u) hereto contains a true, complete and correct list of all contracts and agreements pursuant to which the Company has guaranteed or indemnified any debt, liability or obligation of any other person or entity, including, without limitation, any of Shareholders or any Affiliate (including, without limitation, the execution of any document obligating the Company with respect to any performance or other bond), or pursuant to which the Company has pledged or otherwise encumbered any of its or their assets. Except as disclosed in Schedule 3.3(u) hereto, the Company is not indebted to any Shareholder or any of the Affiliates, nor are Shareholders, or any of them, or any of the Affiliates, indebted to the Company in any amount for any purpose.

                      (v) SUBSEQUENT EVENTS. Since January 31, 1996, the Company has not:

                          (i) created or suffered to exist any material liens or
encumbrances with respect to any of its assets which have not been discharged, other than liens for nondelinquent taxes;

                          (ii) other than in the ordinary course of business,
sold or transferred any of its assets or property (including sales and transfers to Affiliates);

                          (iii) suffered any material loss, or material
interruption in use, of any of its assets or properties (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

                          (iv) suffered any material change in its business,
business activities, business prospects, or condition;

                          (v) written off any equipment as unusable or obsolete
or for any reason other than in the ordinary course of business;

                          (vi) waived any material rights;

                          (vii) paid any Affiliate or been charged by any
Affiliate for goods sold or services rendered, or paid any Affiliate or been charged by any Affiliate for corporate overhead expenses, management fees, legal or accounting fees, capital charges, or similar charges or expenses other than as disclosed on Schedule 3.3(w) hereto;

                          (viii) paid, declared or set aside any dividends or
other distributions on its securities of any class, or purchased, exchanged or redeemed any of its securities of any class;

                          (ix) incurred or committed to incur any individual
capital expenditures in excess of $5,000 or in the aggregate in excess of $25,000;

                          (x) incurred any indebtedness for borrowed money other
than draws on their line of credit;

                          (xi) increased the compensation payable to any
employee except in the ordinary course of business;

                          (xii) paid or incurred any management or consulting
fees;

                          (xiii) hired any employee who shall have an annual
salary in excess of $25,000; and

                          (xiv) without limitation by the enumeration of any of
the foregoing, entered into any material transaction other than in the usual and ordinary course of business (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by Shareholders into this Agreement or their consummation of the transactions contemplated hereby).

                      (w) NO MATERIAL CHANGES. The Company has not suffered or been threatened with any material adverse change in its business or financial condition, business activities, or business prospects, including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, or any material adverse change in, or loss of, any material relationship between the Company and any of its customers, suppliers or key employees.

                      (x) ERISA.

                          (i) Except as disclosed in Schedule 3.3(x) hereto, the
Company does not maintain, administer or contribute to, and did not at any time during the past three (3) years, maintain, administer or contribute to, any (A) employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) (the employee pension benefit plans disclosed in Schedule 3.3(x) hereto are hereinafter referred to as the "Pension Plans"); (B) employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) (the employee welfare benefit plans disclosed in Schedule 3.3(x) hereto are hereinafter referred to as the "Welfare Plans"); or (C) bonus, deferred compensation, stock purchase, stock option, severance plan, insurance or similar arrangement (the plans, insurance or similar arrangements so disclosed in Schedule 3.3(x) hereto are hereinafter referred to as the "Employee Benefit Plans").

                          (ii) All Pension Plans, Welfare Plans and Employee
Benefit Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), other federal statutes, state law and the regulations and rules promulgated pursuant thereto. All necessary governmental approvals for the Pension Plans, the Welfare Plans and the Employee Benefit Plans have been obtained, and/or a favorable determination as to the qualification under the Code of each of the Pension Plans and each amendment thereto has been made by the Internal Revenue Service, and all of the Pension Plans remain qualified under the Code.

                          (iii) No Pension Plan, no Welfare Plan, no
"disqualified person" (as such term is used in Section 4975(c)(1) of the Code) has engaged, and Shareholders have not engaged, in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) other than any such transaction which is exempt under Section 408 of ERISA or Section 4975(d) of the Code.

                          (iv) The Company has not incurred any liability to the
Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any Pension Plan subject to Title IV of ERISA; there is currently no active filing by the Company with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Pension Plan subject to Title IV of ERISA maintained or funded, in whole or in part, by the Company, and the Company has not made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
Section 4207 or 4208 of ERISA).

                      (y) EMPLOYEES AND CONSULTANTS. Schedule 3.3(y) hereto contains a true and complete list of all of the employees of the Company, and such list fully and accurately reflects their salaries, wages, other compensation (other than benefits under Employee Benefit Plans), dates of employment, job descriptions and birth dates. Except as disclosed in Schedule 3.3(y) hereto, there are no oral or written agreements or other arrangements with respect to employees or consultants to which the Company is a party, or by which the Company is bound, and the employment of each employee of each of the Company is terminable at will, without cost to the Company. Except as disclosed in Schedule 3.3(y) hereto, the Company does not owe any past or present employee any sum other than for accrued wages or salaries for the current payroll period, reimbursable expenses, accrued vacation and holiday pay, sick leave rights and amounts payable under Employee Benefit Plans, and all of such sums that accrue from the date hereof until the Closing shall be paid by the Company on or prior to the Closing Date.

                      (z) LITIGATION. Except as disclosed in Schedule 3.3 (z) hereto, there is no litigation or proceeding, investigation or inquiry (in law or in equity) pending and, to the best of the Shareholders knowledge and belief, there are no proceedings or investigations or inquiries threatened, against the Company with respect to or affecting the business or financial condition of the Company, or the consummation of the transactions herein contemplated, or with respect to or affecting the Pension Plans, Welfare Plans or Employee Benefit Plans of the Company or the use of the assets of the Company.

                      (aa) UNASSERTED CLAIMS. There are no facts known to Shareholders which, if known by a potential claimant or governmental authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company would have a material adverse effect on the business or financial condition of the Company or the consummation of the transactions herein contemplated, or the use of the assets or properties of the Company after the Closing.

                      (ab) ABSENCE OF PRODUCT OR SERVICE WARRANTIES. Except as disclosed in Schedule 3.3(ab) hereto, or included in Schedule 3.3(m) hereto, neither the Company, nor the Shareholders, in their capacity of officer, director, employee or agent of the Company, has made any written warranties with respect to the quality or absence of defects of the products or services of the Company that the Company has sold or performed, and that are in force as of the date hereof. There are no material claims pending or, to the best knowledge and belief of the Shareholders, threatened against the Company with respect to the quality of or absence of defects in such products or services.

Except as disclosed in Schedule 3.3(ab,) the Company has not been required to pay direct, incidental or consequential damages to any person in connection with any of such products or services at any time during the five (5) year period preceding the date hereof.

                           (ac) ABSENCE OF JUDICIAL ORDERS. Neither the Company
nor any of the Shareholders is a party to any outstanding, material decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting its properties, assets, personnel or business activities.

                           (ad) COMPLIANCE WITH LAW. Except as set forth in
Schedule 3.3(ad), and except where the failure to comply would not have a material adverse affect on the business, the Company, the conduct of the Business, the use by the Company of the Company's properties, assets and personnel, the provision of the Company's services, and the business activities of the Company are in compliance with all applicable laws, and the Company is not in violation of, or delinquent in respect to, any decree, order or arbitration award or law or regulation of or agreement with, or any license, permit, approval or authority from, any governmental or private authority or body to which any of its properties, assets, personnel or business activities are subject, the non-compliance with, or violation of, which would have a material and adverse effect on the Business, including, without limitation, laws and regulations and the common law relating to occupational health and safety; equal employment opportunities, fair employment practices, and sex, race, religion and age discrimination; medicare, medicaid or other healthcare activities; and the environment (including, without limitation, laws, regulations and the common law relating to: toxic or hazardous substances or solid or hazardous waste treatment, storage, disposal, generation and transportation; air, water and noise pollution; groundwater contamination, the handling, transportation, storage, or release into the environment of hazardous materials or hazardous substances; storage tanks, vessels and related equipment; the protection of wildlife, marine sanctuaries or wetlands; reporting or notification for hazardous and extremely hazardous substances (collectively referred to as "Environmental Laws")). Except as set forth in Schedule 3.3(ad) hereto, the Company has not received notice of any violation of a type referred to in any portion of this Section 3.3(ad) within the last three (3) years.

                           (ae) HAZARDOUS MATERIALS. There has been no storage,
treatment, generation, discharge, transportation or disposal of industrial, toxic or hazardous substances or solid or hazardous waste by, or on behalf of, the Company, in violation of any Federal, state or local law, statute, rule or regulation or the common law or any decree, order, arbitration award or agreement with or any license or permit from any Federal, state or local governmental authority. There has been no spill, discharge, leak, emission, injection, escape, dumping, or release of any kind by, or on behalf of, the Company into the environment (including, without limitation, into air, water or ground water) of any materials including, without limitation, industrial, toxic or hazardous substance or solid, medical or hazardous waste, as defined under any Federal, state or local law, statute, rule or regulation other than those releases permissible under such law, statute, rule or regulation or allowable under applicable permits. Schedule 3.3(ae) hereto sets forth a complete list of all aboveground and underground storage tanks, vessels, and related equipment and containers that are subject to Federal, state or local laws, statutes, rules or regulations, and sets forth their present contents, what the contents have been at any time in the past, and what program of remediation, if any, is contemplated with respect thereto.

                           (af) ACCURACY OF DOCUMENTS, REPRESENTATIONS AND
WARRANTIES. The copies of all documents furnished to Purchaser, or any of its representatives by or on behalf of the Company or Shareholders, or any of them, or its or their representatives, are true, complete and correct.

No representation or warranty of any Shareholder contained in this Agreement and no statement contained in the exhibits, the schedules or the other documents delivered by or on behalf of Shareholders or their representatives pursuant to or in connection with this Agreement or the Other Shareholder Agreements or any of the transactions contemplated hereby or thereby, contains any untrue statement of a material fact, or omits to state any material fact required to be stated herein or therein in order to make the statements contained herein or therein not misleading.

                  3.4 FURTHER REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.

                  To induce Purchaser to enter into this Agreement and for the benefit of Purchaser, each Shareholder further represent and warrant as follows:

                           (a) ABILITY TO BEAR RISK; BUSINESS AND FINANCIAL
KNOWLEDGE AND EXPERIENCE. Each Shareholder (i) can bear the economic risk of the acquisition of the Purchaser Stock, including the complete loss of its investment, and (ii) has sufficient knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of its acquisition of the Purchaser Stock.

                           (b) KNOWLEDGE RESPECTING PURCHASER. Each Shareholder
(i) knows or has had the opportunity to acquire all information concerning the business, affairs, financial condition, plans and prospects of Purchaser which such Shareholder deems relevant to make a fully informed decision respecting the acquisition of the Purchaser Stock, (ii) has been encouraged and has had the opportunity to rely upon the advice of such Shareholder's legal counsel and accountants and other advisers with respect to the acquisition of the Purchaser Stock; and (iii) has had the opportunity to ask such questions and receive such answers and information respecting, among other things, the business, affairs, financial condition, plans and prospects of Purchaser and the terms and conditions of the purchase of the Purchaser Stock as Purchaser has requested so as to more fully understand its investment.

                           (c) ABSENCE OF REPRESENTATIONS AND WARRANTIES. Each
Shareholder confirms that neither Purchaser nor anyone purportedly acting on behalf of Purchaser has made any representations, warranties, agreements or statements other than those contained herein respecting the business, affairs, financial condition, plans or prospects of Purchaser nor has any Shareholder relied on any representations, warranties, agreements or statements in the belief that they were made on behalf of any of the foregoing nor has any Shareholder relied on the absence of any such representations, warranties, agreements or statements in reaching its decision to acquire the Purchaser Stock.

                           (d) NO DISTRIBUTION. Each Shareholder is acquiring
the Purchaser Stock for such Shareholder's own account without a view to public distribution or resale, and no Shareholder has a contract, undertaking, agreement or arrangement to transfer, sell or otherwise dispose of any portion of the Purchaser Stock or any interest therein to any other person.

                           (e) STOCK TO BE RESTRICTED. Each Shareholder
understands that the Purchaser Stock will be restricted securities within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "1933 Act").

                           (f) NO REGISTRATION. Except as otherwise provided in
the Stockholders Agreement, each Shareholder understands that the Purchaser Stock will not be registered under the

1933 Act or the securities laws of any state and must be held indefinitely without any transfer, sale or other disposition unless the Purchaser Stock is subsequently registered under the 1933 Act and the securities laws of any applicable states or, in the opinion of counsel for each Shareholder, registration is not required under the 1933 Act or such state securities laws as the result of an available exemption.

                           (g) NO OBLIGATION TO REGISTER. Each Shareholder
understands that (i) except as provided in the Stock Escrow and Buy-Back Agreement, Purchaser will be under no obligation to register the Purchaser Stock under the 1933 Act or the securities laws of any state or to take any action which would make available any exemption from such registration and (ii) each Shareholder therefore may be precluded from transferring, selling or otherwise disposing of the Purchaser Stock or any interest therein for an indefinite period of time or at any particular time.

                           (h) LEGEND ON CERTIFICATE. Each Shareholder
understands and agrees that there shall be endorsed on the certificates evidencing the Purchaser Stock a legend substantially to the following effect:

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY.

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A STOCK ESCROW AND BUY-BACK AGREEMENT DATED AS OF THE _____ DAY OF _____________, 1996, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OR TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH AGREEMENT SHALL HAVE BEEN COMPLIED WITH."

                           (i) STOP ORDERS. Each Shareholder understands that
Purchaser and its transfer agent, if any, may refuse to effect a transfer, sale or other disposition of any of the Purchaser Stock by any Shareholder or their respective successors or assigns otherwise than as contemplated hereby. Notwithstanding the provisions of this Section 3.4, Shareholders shall have the right to transfer, sell or dispose of their Purchaser's Stock at any time, subject to applicable federal and state securities law and the Stock Escrow and Buy-Back Agreement.

                           (j) RELIANCE UPON INFORMATION. Each Shareholder
understands that the Purchaser Stock are being issued in reliance on specific exemptions from the registration requirements of federal and state securities laws and that Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings set forth therein in order to determine the suitability of each Shareholder to acquire the Purchaser Stock.

                                   ARTICLE IV
                          CONDUCT PRIOR TO THE CLOSING

                  4.1 GENERAL. Between the date hereof and the Closing Date, Shareholders and Purchaser shall have the rights and obligations that are set forth in this Article IV.

                  4.2 CONDUCT BY SHAREHOLDERS. The following are the obligations of Shareholders:

                           (a) ACCESS TO RECORDS. Shareholders shall, and shall
cause the Company and its employees, officers, agents, representatives and accountants to, fully cooperate with Purchaser to allow the officers, employees, attorneys, consultants and accountants of Purchaser access during normal business hours to all of the properties, books, contracts, documents and records of the Company and furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request. Shareholders understand and agree that prior to the Closing, Purchaser's certified public accountants shall perform an audit at Purchaser's expense with respect to the Company, and Shareholders agree to cooperate fully with Purchaser's accountants.

                           (b) BUSINESS IN ORDINARY COURSE. Shareholders shall
cause the Company to carry on its business and affairs as heretofore carried on, and Shareholders and the Company will not order, sell, purchase or lease any products, inventory, equipment, leased personalty, or other items, or dispose of any of their assets or leased property, or issue any quotations, or prepay any of its or their material obligations, incur any liabilities or obligations, hire or discharge any employee or officer or, without limitation by specific enumeration of the foregoing, enter into any other transaction, except in the usual and ordinary course of its business in accordance with the past practices of the Company. Without limiting the generality of the foregoing, Shareholders will not permit the Company (i) except as otherwise authorized in this Section, grant any increase in the compensation payable or to become payable by the Company to any of its directors, officers, employees, or agents, other than normal merit and cost-of-living increases to employees in accordance with the Company's general prevailing practices existing prior to the date of this Agreement, (ii) acquire, or enter into any agreement or understanding (oral or written) to acquire, the stock, assets or business or goodwill of any other person, firm or other entity; (iii) enter into or amend any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement, or any employment, compensation or consulting agreement involving or affecting any group of employees or consultants or any single employee or consultant earning total annual compensation in excess of $25,000; (iv) incur any indebtedness for borrowed money; (v) declare or pay dividends or make any other distributions with respect to its capital; (vi) make any payments (other than normal payments of salaries as an employee of the Company, made in the ordinary course) to any Shareholder or any of their Affiliates except for payments to Cedar Ridge; or (vii) permit any receivables due from any Shareholder or Affiliate to increase or decrease from the level reflected on the Balance Sheet.

                           (c) CERTAIN TRANSACTIONS. Shareholders shall not
permit the Company, without the prior written consent of Purchaser, to:

                                     (i) create or suffer to exist any liens or
encumbrances with respect to any of the assets or properties of the Company, that shall not be discharged at or prior to the Closing Date, other than liens for nondelinquent taxes and existing liens presently reflected on the books and records of the corporation;

                                     (ii) incur any additional indebtedness for
borrowed money;

                                     (iii) sell or transfer any material assets
or properties except in ordinary course of business consistent with past practices;

                                     (iv) acquire or enter into any agreement or
understanding (oral or written) to acquire the stock or assets of any other person, firm, corporation or other entity;

                                     (v) make any material change in the conduct
or nature of any aspect of their business, whether in the ordinary course of business or not, or whether or not the change has or will have a material adverse affect on the business activities, financial condition, or business prospects of the Company;

                                     (vi) waive any material rights;

                                     (vii) pay any Affiliate, or be charged by
any Affiliate, for goods sold or services rendered or be charged by any Affiliate for corporate overhead expenses, management fees, legal or accounting fees, capital charges, or similar charges or expenses except for Cedar Ridge;


                                     (viii) incur or commit to incur any
individual capital expenditures in excess of $5,000, or in the aggregate in excess of $25,000;

                                     (ix) amend employment contracts or the
terms and conditions of employment of any officer, director or employee earning total annual compensation in excess of $25,000, other than normal merit and cost of living increases to employees in accordance with the general prevailing practices of the Company, existing prior to the date of this Agreement;

                                     (x) pay or incur any management or
consulting fees;

                                     (xi) incur any indebtedness for borrowed
money outside the existing line of credit for the Company;

                                     (xii) hire any employee who shall have an
annual salary in excess of $25,000; or

                                     (XIII) enter into any transaction other
than in the usual and ordinary course of business.

                           (d) EMPLOYEES. Shareholders shall use their best
efforts to retain, and shall cause the Company to retain, the Business intact, including keeping available the services of each of its present employees, representatives and agents.

                           (e) DIVIDENDS. Shareholders shall cause the Company
to refrain from declaring, making or paying any dividend or other distribution with respect to its capital stock or otherwise, or purchasing, redeeming or otherwise acquiring any shares of its capital stock.

                           (f) CONFIDENTIALITY. Until the Closing, and at all
times thereafter as provided in Section 7.1(d) hereof, Shareholders will maintain as confidential the discussions with Purchaser, and the terms and conditions of this Agreement, and the other agreements to be executed in connection herewith, and except as required by law will not make any trade press or other announcement or disclosure in relation to such discussions whether before or after Closing without the prior written consent of Purchaser.

                           (g) EXCLUSIVITY. Shareholders will negotiate the sale
of the stock, assets and properties of the Company, or any portion thereof, only with Purchaser and Shareholders will not permit the Company to, directly or indirectly, enter into any discussion with, or disclose any information in relation to the stock or the assets of the Company to, any other person, firm or other entity, other than Purchaser, prior to the earlier of the Closing Date or September 16, 1996, with a view to the sale of the assets of the Company, or the Stock or any portion thereof.

                           (h) EQUITABLE RELIEF. Shareholders acknowledge that
the covenants contained in each of paragraphs (f) and (g) of this Section 4.2 are a material inducement for Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Accordingly, Shareholders acknowledge that the restrictions contained in each of paragraphs
(f) and (g) of this Section 4.2 are reasonable and necessary for the protection of the business of Purchaser, the Company, and Purchaser's investment in the Company, and that a breach of any such restriction could not adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by Shareholders of any of the provisions of any of paragraphs
(f) or (g) of this Section 4.2, Purchaser shall be entitled to obtain, without the necessity of posting bond therefor, an injunction (preliminary or permanent, or a temporary restraining order) restraining Shareholders from the activity or threatened activity constituting, or which would constitute, a breach.

                           (i) SEVERABILITY. Each and every provision set forth
in each of paragraphs (f) and (g) of this Section 4.2 is independent and severable from the others, and no provision shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. The parties hereto agree that if any provision of each of paragraphs (f) and (g) of this Section 4.2 shall be declared by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the court may appropriately limit or modify such provision, and such provision shall be given effect to the maximum extent permitted by applicable law.

                           (j) CONSENTS. Shareholders shall use their best
efforts and make every good faith attempt to obtain any and all consent and estoppel letters reasonably requested by Purchaser to or in connection with the assignment of, or alternate arrangements satisfactory to Purchaser with respect to, any contract, lease, license, permit, agreement or other instrument, that is to be an asset of the Company, or that may be necessary, appropriate or required in order to permit the conduct of the business and operations of the Company after the Closing to be in all respects the same as the conduct of the business and operations of the Company prior to the Closing.

                  4.3 JOINT OBLIGATIONS OF SHAREHOLDERS AND PURCHASER. The following shall apply with equal force to Shareholders and Purchaser:

                           (a) NOTICE. Each party shall promptly give the other
parties written notice of the existence or occurrence of any condition which would make any representation or warranty of the notifying party untrue or which might reasonably be expected to prevent the consummation of the transactions herein contemplated.

                           (b) PERFORMANCE. No party shall intentionally perform
or omit to perform any act that, if performed or omitted, would prevent or excuse the performance of this Agreement by any party hereto or that would result in any representation or warranty contained herein of that party being untrue in any material respect as of the date hereof and as if originally made on and as of the Closing Date.

                           (c) SHAREHOLDER'S ACCESS TO RECORDS. Purchaser shall
cause Leopold, its employees, officers, agents, representatives, and accountants to fully cooperate with Shareholders to allow the officers, employees, attorneys, consultants, and accountants of Shareholders, access during normal business hours to all of the properties, books, contracts, documents, records, and Securities and Exchange Commission filings of Purchaser, and will furnish to Shareholders such information as Shareholders or their attorneys may at any time, and from time to time, reasonably request. Any such due diligence on the part of the Shareholders will be at the expense of the Shareholders.

                           (d) CONFIDENTIALITY. Except as required by the
Securities and Exchange Commission, other State or Federal regulatory agencies, or others as required relating to the anticipated securities offering, and except where disclosure will not adversely affect the business, until the Closing, Purchaser will maintain as confidential the discussions with Shareholders and the terms and conditions of this Agreement and other related agreements, and Purchaser will not make any trade press announcements without the written consent of Shareholders.


                                    ARTICLE V
                         CONDITIONS PRECEDENT TO CLOSING

                  5.1 CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS. The obligation of Shareholders to consummate the transactions contemplated hereby is subject to fulfillment by Purchaser, or written waiver by Shareholders, of each of the following conditions precedent on or prior to the Closing Date:

                           (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. Each and
every representation and warranty made by Purchaser shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

                           (b) PURCHASER'S OBLIGATIONS PERFORMED. All
obligations of Purchaser to be performed hereunder through and including the Closing Date (including, without limitation, all obligations that Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed in all material respects.

                           (c) PURCHASER'S CLOSING CERTIFICATE. Purchaser shall
have executed a closing certificate, dated as of the Closing Date, in form and content reasonably acceptable to Shareholders ("Purchaser's Closing Certificate") pursuant to which (i) Purchaser shall represent and warrant to Shareholders that Purchaser's representations and warranties to Shareholders are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), (ii) that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing have been so performed, and (iii) that all documents to be executed and delivered by Purchaser at or prior to the Closing have been executed by a duly authorized officer of Purchaser.

                  5.2 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment by Shareholders, or written waiver by Purchaser, of each of the following conditions precedent on or prior to the Closing Date:

                           (a) REPRESENTATIONS AND WARRANTIES. Each and every
representation and warranty made by Shareholders shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

                           (b) CURRENT ASSETS AND INVENTORY. The value of the
Inventory and the Total Current Assets of the Company as of the Closing Date shall be no less than the Minimum Inventory Level and Minimum Asset Level as calculated in accordance with Section 2.2(d) hereof.

                           (c) SHAREHOLDERS' OBLIGATIONS PERFORMED. All
obligations of Shareholders to be performed hereunder through and including the Closing Date (including, without limitation, all obligations that Shareholders would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed in all material respects.

                           (d) CONSENTS. All of the consents, approvals and
estoppel letters referred to in Section 4.2(i) shall have been obtained and, to the extent licenses, authorities or permits held by the Company are not assignable or transferrable, Purchaser has either obtained licenses, authorities and permits for the Company on substantially the same terms as such licenses, authorities and permits were originally issued to the Company or has obtained binding commitments from the applicable authorities to issue such licenses, authorities and permits to the Company following the Closing.

                           (e) NO SUIT, PROCEEDING OR INVESTIGATION. No suit,
proceeding, inquiry or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek damages on account of, the consummation of the transactions herein contemplated.

                           (f) CLOSING CERTIFICATE OF SHAREHOLDERS. Each of the
Shareholders shall have executed a closing certificate, dated the Closing Date, in form and content reasonably acceptable to Purchaser ("Shareholders' Closing Certificates"), pursuant to which Shareholders jointly and severally represent and warrant to Purchaser that except as otherwise expressly provided for in this Agreement (i) between the date of this Agreement and the Closing Date: (aa) there shall have been no material adverse change in the assets, business operations or condition, financial or otherwise, of the Company; (bb) the Company shall not have incurred any liabilities or obligations not reflected on the Balance Sheet except only in the ordinary course of business, not in violation of this Agreement, none of which are either individually or in the aggregate material and adverse; (cc) there shall have been no property damage, destruction or loss (whether or not covered by insurance) which materially adversely affects the business or assets of the Company; (dd) no suit, action or proceeding shall have been instituted or, to the best of such Shareholder's knowledge and belief after due inquiry, threatened against the Company (or against such Stockholder with respect to the Company) an adverse determination of which could reasonably be expected to have a material adverse effect on the business or financial condition of the Company; and (ee) no strike, work stoppage or labor slow-down shall have been instituted or, to the best of such Shareholder's knowledge and belief after due inquiry, threatened by any group of employees of the Company, and (ii) that (aa) such Shareholder's representations and warranties to Purchaser are true and correct as of the Closing Date as if then originally made (or if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue); (bb) all covenants and obligations required by the terms hereof to be performed by such Shareholder on or before the Closing Date have been fully performed, or waived by Purchaser;
(cc) all documents to be executed and delivered by such Shareholder at or prior to the Closing have been executed by such Shareholder; and (dd) Company's Business as conducted prior to Closing is lawful and proper in all material respects and does not violate any applicable federal, state, county or township laws, rules, regulations or requirements, the non-compliance with which would have a material and adverse effect on the Company's Business as conducted or the conduct of the Company's Business after the Closing, and that after the Closing such Shareholder does not know or have any reason to believe that the conduct of the Company's health and beauty care business in the same manner and to the same extent as the Company conducted its Business before Closing, would violate any applicable federal, state, county or township laws, rules, regulations or requirements of a material nature. Such certificate, if and when delivered, shall for all purposes of this Agreement constitute additional joint and several representations and warranties of the Shareholders to the same extent as if made in this Agreement.

                           (g) RELEASES. Each Shareholder and each director and
officer of the Company and each Affiliate of any of them shall generally release the Company from any and all claims, whether known or unknown.

                           (h) STATE OF TEXAS LICENSES, PERMITS AND CERTIFICATES
OF NECESSITY. Purchaser shall have received from the State of Texas, and the County of Dallas, any and all licenses, permits, authorities and certificates of necessity permitting the ownership of the Stock by Purchaser and the ability of the Company to fully conduct and operate its business after the Closing in the same manner as conducted and operated prior to the Closing, including, without limitation, receipt by Purchaser from the Texas State Department of Taxation and Finance to the effect that the Company has filed, or is on extension to file, all franchise tax returns and has paid all franchise taxes, penalties and interest, if any, due with respect thereto (the "Tax Clearance Certificates").

                           (i) DISCLOSURE SCHEDULES. Purchaser shall have
received from Shareholders the Disclosure Schedules referred to in Section 3.3 hereof and all amendments and modifications thereto delivered pursuant to
Section 10.1, and Purchaser shall be reasonably satisfied with the nature and extent of the disclosures made therein and the representations and warranties of Shareholders, and any of them, as modified by the disclosures contained in the Disclosure Schedules.

                           (j) RECEIPT OF SATISFACTORY AUDIT REPORT. Purchaser
shall have received and approved, in Purchaser's sole discretion, the audit report by a certified public accounting firm engaged by Purchaser, as part of Purchaser's due diligence.

                           (k) PURCHASER'S DUE DILIGENCE. Purchaser shall have
completed its due diligence investigation of the Company and the results of such due diligence shall have been satisfactory to Purchaser, in its sole discretion.

                           (l) RECEIPT OF OPINION OF COUNSEL FOR THE COMPANY AND
SHAREHOLDERS. Purchaser shall have received a favorable opinion of LOE, WARREN, ROSENFIELD, KAITCER & HIBBS, P.C., counsel for the Company and Shareholders, in form and substance satisfactory to Purchaser's counsel, dated the Closing Date, and confirming the following:

                                     (i) The Company is a corporation duly
organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to own its assets and properties and to carry on its business as it is now being conducted.

                                     (ii) The Company was incorporated under the
laws of the State of __________ on _______________ and has an authorized capital consisting of ____________ (______) shares of Common Stock, par value $_____ per share, of which ____________ (_____) shares are validly issued and outstanding, fully paid and non-assessable.

                                     (iii) The execution and delivery of this
Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, will not violate any provision of Company's articles of incorporation or bylaws nor will they result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, contract, agreement or other obligation of any description to which the Company or any Shareholder is a party or by which any of them is bound, or any judgment, decree, order or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation.

                                     (iv) Shareholders have full power and
authority to execute, deliver and perform this Agreement, and this Agreement is the legal and binding obligation of Shareholders and is enforceable against each of them in accordance with its terms.

                                     (v) Except for matters disclosed in this
Agreement, counsel has no knowledge of any suits, actions, claims, arbitrations, administrative or other proceedings or governmental investigations pending or threatened against or affecting the Company, its business or its assets and properties, or of any litigation affecting the right of any Shareholder to enter into or perform this Agreement in any court or before or by any federal, state or governmental department or agency or of the existence of any order, judgment, decree or ruling of any court or governmental department or agency affecting the Company's business or its assets and properties.

                                     (vi) Shareholders have, and at the Closing
shall have effectively conveyed, transferred and assigned to Purchaser, good and marketable title to the Stock, free and clear of all liens, pledges, claims and encumbrances.

                           (m) DISCLOSURE SCHEDULES. Purchaser shall have
received from Shareholders any Supplemental Disclosure Schedules referred to in
Section 4.1 hereof not less than ten (10) days prior to the Closing Date and Purchaser shall, in the exercise of its sole discretion, be entirely satisfied with the nature and extent of the disclosure made therein and the representations and warranties of Shareholders as modified by the disclosures contained in the Disclosure Schedules and any Supplemental Disclosure Schedules.

                           (n) CONSENTS AND APPROVALS. Purchaser shall have
received all necessary consents and approvals with respect to the issuance of Purchaser Stock pursuant to this Agreement.

                           (o) REPAYMENT OF INDEBTEDNESS. The Company shall have
paid in full all long term indebtedness, except for the promissory note in the amount of up to $350,000 payable to Cedar Ridge Associates, a Texas General partnership.

                           (p) FINANCING. Purchaser shall have received proceeds
of its financing in an amount and on terms acceptable to Purchaser (in its reasonable business discretion.)


                                   ARTICLE VI
                                     CLOSING

                  6.1 TIME AND PLACE OF CLOSING. The Closing shall take place September 16, 1996, (the "Initial Closing Date"), at the offices of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., One East Camelback Road, Phoenix, Arizona 85012.

                  6.2 FORM OF DOCUMENTS. At the Closing, the parties shall deliver the documents, and shall perform the other acts, that are set forth in this Article VI. All documents which Shareholders shall deliver shall be in form and content reasonably satisfactory to Purchaser. All documents that Purchaser shall deliver shall be in form and content satisfactory to Shareholders.

                  6.3 PURCHASER'S DELIVERIES. Subject to the fulfillment or written waiver of the conditions precedent set forth in Section 5.2 hereof, Purchaser shall execute and/or deliver to Shareholders at the Closing all of the following:

                           (a) FUNDS. The portion of the Cash Component of the
Purchase Price payable at Closing by wire transfer to a "Purchase Price Bank Account" to be designated by Shareholders.

                           (b) PURCHASER STOCK. The Purchaser Stock shall be
delivered to the Escrow Agent.

                           (c) CLOSING CERTIFICATE. Purchaser's Closing
Certificate executed by Purchaser.

                           (d) CORPORATE RESOLUTIONS. A certified copy of
resolutions of Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement, the other agreements referenced herein to be executed by Purchaser, and the transactions contemplated hereby and thereby.

                           (e) STOCK ESCROW AND BUY-BACK AGREEMENT. The Stock
Escrow and Buy-Back Agreement.

                           (f) OTHER DOCUMENTS. Without limitation by specific
enumeration of the foregoing, all other documents reasonably required to consummate the transaction herein contemplated.

                           (g) OPINION LETTER. Opinion letter from Purchaser's
counsel in form and substance acceptable to Shareholder's counsel in substantially the form set forth in Exhibit "B".

                  6.4 SHAREHOLDERS' DELIVERIES. Subject to the fulfillment or waiver of the conditions set forth in Section 5.1 hereof, Shareholders shall deliver to Purchaser at the Closing, and shall execute and/or deliver to Purchaser all of the following:

                           (a) GOOD STANDING CERTIFICATES. Certificates of good
standing for the Company by the Secretary of State of Texas, such certificates of good standing to be issued at a date not earlier than seven (7) days prior to the Closing Date.

                           (b) CLOSING CERTIFICATE. Shareholders' Closing
Certificate executed by Shareholders.

                           (c) DELIVERY OF CORPORATE DOCUMENTS. All of the
following items shall have been delivered to Purchaser:

                                     (i) Stock certificates representing the
stock, duly endorsed in blank or accompanied by duly executed in-blank stock transfer powers; and

                                     (ii) The stock books, stock ledgers, minute
books and corporate seals for the Company.

                           (d) RELEASES. The releases described in Section
5.2(g) hereof.

                           (e) CONSENTS AND ESTOPPEL LETTERS. If necessary, or
required by the applicable document, all consents, approvals and estoppel letters for the assignment of contracts, leases, purchase orders, sales orders, installation contracts, license agreements, permits and licenses that are to be assigned to Purchaser or acceptable alternate arrangements with respect thereto.

                           (f) STATE OF TEXAS AND COUNTY CONSENTS. All consents,
approvals and authorizations to be obtained from the State of Texas and the County of Dallas.

                           (g) TAX GOOD STANDING CERTIFICATE. A receipt from the
taxing authority of the State of Texas evidencing the filing of all tax reports and the payment in full by the Company of all sales and use taxes imposed.

                           (h) OTHER DOCUMENTS. Without limitation by specific
enumeration of the foregoing, all other documents reasonably required to consummate the transaction herein contemplated including, without limitation, all documents and instruments reasonably requested by Purchaser in order to assure himself that he receives good title to the Stock free and clear of all liens, claims, charges, liabilities, encumbrances and security interests of whatsoever kind and nature, and that the business, conducted by the Company prior to the Closing may continue to be conducted by the Company, with no adverse effect on such business, or the financial condition of the Company, or the business and financial prospects of the Company.

                           (i) OPINION LETTER. Opinion letter from Shareholders
counsel in form and substance acceptable to Purchaser's counsel.

                           (j) STOCK ESCROW AND BUY-BACK AGREEMENT. The Stock
Escrow and Buy-Back Agreement.

                                   ARTICLE VII
                            POST CLOSING OBLIGATIONS

                  7.1 OBLIGATIONS OF SHAREHOLDERS.

                           (a) COVENANT NOT TO COMPETE. In consideration of the
execution and delivery of this Agreement by Purchaser, and in consideration of the Purchase Price, and as additional consideration therefor, each Shareholder unconditionally agrees that during the Restricted Period (as defined below) each Shareholder will not, directly or indirectly (including, without limitation, as a partner, shareholder, director, officer or employee of, or lender or consultant to, any other person or entity), or in any other capacity within, into or from the Restricted Territory (as defined below) engage in the Business, or any aspect thereof, unless first authorized in writing by Purchaser, which authorization may be withheld in the sole and absolute discretion of Purchaser. For purposes of this Agreement, the term "Restricted Period" shall mean the period ending five (5) years from the date of the Closing. For purposes of this Agreement, the term "Restricted Territory" shall mean worldwide, including the United States. If any Shareholder violates his obligations under this Section 7.1(a) (the "Violating Shareholder"), then the Restricted Period for the Violating Shareholder(s) shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

                           (b) NONSOLICITATION. In consideration of the
execution and delivery of this Agreement by Purchaser, and in consideration of the payments by Purchaser of the Purchase Price, each Shareholder agrees that for a period of five (5) years following the Closing he will not, directly or indirectly, solicit or cause others to solicit (i) in respect of the Business, any person or other entity that is, or was within the twelve (12) month period immediately prior to the Closing, a customer or supplier of the Company, or (ii) any person who, on the date hereof, is an employee of the Company, for employment or as an independent contractor with any person or entity, unless first authorized in writing by Purchaser, which authorization may be withheld in the sole and absolute discretion of Purchaser. If any Shareholder violates his obligations under this Section 7.1(b), then the time periods hereunder with respect to the breaching Shareholder only, shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

                           (c) TRADE SECRETS AND OTHER INFORMATION. After the
Closing, no Shareholder will communicate or divulge to, or use for the benefit of, any person, firm or corporation, other than Purchaser or the Company, or its or their agents and representatives, any of the trade secrets, methods, formulas, business and/or marketing plans, processes or any other proprietary or confidential information with respect to Purchaser or the Company, and its or their business, financial condition, business operations or methods, or business prospects. The preceding sentence shall not apply to information that (i) is, was or becomes generally known or available to the public or the industry other than as a result of a disclosure by Shareholders in violation of this Agreement, or (ii) is required to be disclosed by law. Shareholders will advise Purchaser, in writing, of any request, including a subpoena or similar legal inquiry, to disclose any such confidential information, such that Purchaser can seek appropriate legal relief.

                           (d) CONFIDENTIALITY. At all times after the Closing,
Purchaser and each Shareholder will maintain as confidential the discussions among Shareholders and Purchaser, and the terms and conditions of this Agreement, and the other agreements to be executed in connection herewith, and except as required by law will not make any trade press or other announcement or disclosure in relation to such discussions whether before or after Closing without the prior written consent of Purchaser.

                           (e) EQUITABLE RELIEF. Each Shareholder acknowledges
that the covenants contained in each of paragraphs (a), (b), (c) and (d) of this
Section 7.1 are a material inducement for Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Accordingly, each Shareholder acknowledges that the restrictions contained in each of paragraphs (a), (b), (c) and (d) of this Section 7.1 (including, without limitation, the Restricted Period and the Restricted Territory) are reasonable and necessary for the protection of the business of the Company, and Purchaser's investment in the Company, and that a breach of any such restriction could not adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by any Shareholder of any of the provisions of any of paragraphs (a), (b), (c) or (d) of this Section 7.1, Purchaser shall be entitled to obtain, without the necessity of posting bond therefor, an injunction (preliminary or permanent, or a temporary restraining order) restraining the Shareholder from the activity or threatened activity constituting, or that would constitute, a breach of this Agreement, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which right shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled.

                           (f) SEVERABILITY. Each and every provision set forth
in each of paragraphs (a), (b), (c) and (d) of this Section 7.1 is independent and severable from the others, and no provision shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. The parties hereto agree that if any provision of any of paragraphs (a), (b), (c) or (d) of this Section 7.1 shall be declared by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the court may appropriately limit or modify such provision, and such provision shall be given effect to the maximum extent permitted by applicable law.

                           (g) CONSENTS. Each Shareholder shall use his best
efforts and make every good faith attempt to obtain any and all consent and estoppel letters reasonably requested by Purchaser to or in connection with the assignment of, or alternate arrangements satisfactory to Purchaser with respect to, any contract, lease, license, permit, agreement or other instrument, that is to be an asset of the Company, or that may be necessary, appropriate or required in order to permit the conduct of the business and operations of the Company after the Closing to be in all respects the same as the conduct of the business and operations of the Company prior to the Closing.

                  7.2 OBLIGATIONS OF BOTH SHAREHOLDERS AND PURCHASER; FURTHER ASSURANCES. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Stock to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions herein provided.

                                  ARTICLE VIII
                                 INDEMNIFICATION

                  8.1 INDEMNIFICATION BY SHAREHOLDERS.

                           (a) GENERAL. Each Shareholder, severally and limited
as provided in 8.2 and 8.3 herein, covenants and agrees to defend, indemnify and hold Purchaser and the Company harmless for, from and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs and expenses (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity) with respect to or arising out of any claim, proceeding, action and/or cause of action which Purchaser or the Company may suffer or incur by reason of: (a) the inaccuracy of any of the representations or warranties of Shareholders, contained in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered in connection with this Agreement; (b) the failure to comply with, or the breach or default by a Shareholder of any of the covenants, warranties or agreements made by a Shareholder contained in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered in connection with this Agreement; or (c) any liability or obligation of the Company not reflected, provided for or adequately reserved against on the Closing Balance Sheets. Purchaser shall be entitled to offset pro rata against the Purchaser Stock to be delivered to Shareholders pursuant to this Agreement.

                           (b) ENVIRONMENTAL. Shareholders, severally and as
provided by 8.2 and 8.3 herein, covenant and agree to defend, indemnify and hold Purchaser harmless for, from and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs and expenses (including, without limitation, reasonable counsel fees and costs and expenses incurred by reason of the breach of the representations set forth in Section 3.3(ad) or 3.3(ae), including, but not limited to, the investigation, defense or settlement of any claim covered by this indemnity) with respect to or arising out of any demands, claims, inquiries, investigations, proceedings, actions or causes of action, environmental assessments and/or remediation expenses that Purchaser, may suffer or incur by reason of any breach of the representations set forth in Section 3.3(ad) or Section 3.3(ae) or:

                                     (i) any generation, transportation,
storage, treatment or disposal of industrial, toxic or hazardous substances or solid or hazardous wastes by, for the account, or for the benefit of the Company, occurring on or prior to the Closing Date including, without limitation, any waste or other disposal activities or discharges which occurred at a facility on which any portion of the Company's (or its predecessors') business was conducted, any waste or other disposal activities or discharges which occurred off of any such facility with regard to wastes and other substances generated at or on such facility, and any waste or other disposal activities or discharges which occurred on real estate owned or leased by the Company (or its predecessor) at any time whether or not the Company (or its predecessor) owned or leased such real estate at the time such waste or other disposal activities or discharges were engaged in, and whether or not the Company performed such waste or other disposal activities or discharges;

                                     (ii) any spills, discharges, leaks,
emissions, injections, escapes, dumping, or any releases or threatened releases as defined now or in the future under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, P.L. 96-510, as amended or reauthorized from time to time, or any other similar Federal, state or local laws, statutes, rules or regulations occurring on or prior to the Closing Date, including, but not limited to, both those releases or incidents involving potential or actual environmental contamination which required notification or reporting to appropriate Federal, state or local officials or agencies, or clean-up or remedial activities and those releases or incidents which occurred prior to the Closing Date, of any requirements imposing such notification or reporting obligations or clean-up or remedial activities, but which would have been subject to such obligations if they had occurred subsequent to the effective date of such requirements;

                                     (iii) any discharges to surface waters or
groundwaters occurring on or prior to the Closing Date;

                                     (iv) any air emissions occurring on or
prior to the Closing Date;

                                     (v) the exposure of and resulting
consequences to any persons, including, but not limited to, employees of the Company, to any mineral, chemical or industrial product, raw material intermediate, by-product or waste, or substance created, generated, processed, handled or originating at a facility at which the Company or the Company's predecessor conducted business on or prior to the Closing Date or otherwise used by the Company or the Company's predecessor in the conduct of its business or contained in or constituting a part of merchandise which was sold by the Company or the Company's predecessor;

                                     (vi) any violations by the Company
occurring on or prior to the Closing Date of Federal, state or local (A) environmental laws, (B) mine safety and reclamation laws, or (C) occupational or employee health and safety laws;

                                     (vii) any and all actions, failures to act
and negligence by the Company, or anyone acting for, or on behalf of the Company in monitoring, maintaining and upkeep of on-site storage, treatment and disposal facilities on or prior to the Closing Date;

                                     (viii) any use, removal, maintenance or
monitoring of storage tanks by the Company, or anyone acting for, or on behalf of the Company on or prior to the Closing Date; and

                                     (ix) any violations, fees, obligations or
failures by the Company, or anyone acting for, or on behalf of the Company to comply with any and all permit requirements on or prior to the Closing Date.

                           (c) RIGHT OF OFFSET. Subject to the limitations of
Section 8.2 and 8.3 herein, Purchaser shall be entitled to offset any amount owed to Purchaser by any Shareholder against any stock or stock guarantee to which Stockholder is to receive under the terms of this Agreement or the Stock Escrow and Buy-Back Agreement.

                  8.2 LIMITATION OF INDEMNITY RIGHTS. Anything to the contrary herein notwithstanding, the Shareholders shall have no obligation to indemnify any loss sustained by Purchaser under Article III, Article IV, or Article VIII of this Agreement unless, and only to the extent that all such losses in the aggregate exceed $250,000.00 Dollars, and in no event shall the aggregate liabilities of the Shareholders under Article III, Article IV, Article VII, or
Article VIII exceed the sum of $2,000,000.00. The obligations of the Shareholders under this Article VIII shall expire on the date that their representations and warranties shall expire which shall be eighteen (18) months from the Date of Closing unless, prior to such date of expiration, Purchaser gives written notice to each of the Shareholders of its claim for indemnification (setting forth in reasonable detail the specific facts and circumstances pertaining thereto). The limitation in this Section 8.2 does not apply to a loss caused by intentional breach or knowingly withholding or misrepresenting information.

                  8.3 OBLIGATIONS OF SHAREHOLDERS, SEPARATE AND SEVERAL.

                           (a) The obligations of the respective Shareholders
under Article VIII, shall be separate and several and any liability hereunder of any Shareholder shall be limited to two times his pro rata part of any loss. Each Shareholder's pro rata part of any loss shall be determined by multiplying such loss by the percentage set forth for each Shareholder in Section 3.3(a) of this Agreement times two (2).

                  8.4 INDEMNIFICATION BY PURCHASER. Purchaser covenants and agrees to defend, indemnify and hold Shareholders harmless for, from and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs and expenses (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity) with respect to or arising out of any claim, proceeding, action and/or cause of action which Shareholders may suffer or incur by reason of: (a) the inaccuracy of any of the representations or warranties of Purchaser contained in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered in connection with this Agreement; (b) the failure to comply with or the breach or the default by Purchaser of any of the covenants, warranties or agreements made by Purchaser in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered in connection with this Agreement; and (c) any act of Purchaser and/or the Company occurring after the Closing relating to or arising out of this Agreement; provided, however, that Section 8.4 shall not apply to any claim, proceeding, action or cause of action arising from or relating to the Purchaser's Stock.

                  8.5 LIMITATION ON INDEMNITY. Anything to the contrary herein notwithstanding, neither Purchaser nor the Company shall have any obligation to indemnify any loss sustained by any Shareholder under Article III, Article IV or
Article VIII of this Agreement (except 8.4(c)) unless, and only to the extent that all such losses in the aggregate exceed $250,000.00, and in no event shall the aggregate liabilities of the Purchaser or the Company under Article III,
Article IV or Article VIII of this Agreement (except 8.4(C)) exceed $2,000,000.00. The obligations of the Purchaser under this Article VIII shall expire eighteen (18) months from the Date of Closing unless, prior to such date of expiration, a Shareholder gives written notice to Purchaser of its claim for indemnification (setting forth in reasonable detail the specific facts and circumstances pertaining thereto).

                  8.6 NOTICE AND RIGHT TO DEFEND THIRD-PARTY CLAIMS. Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action or proceeding with respect to which indemnity may be sought pursuant to this Agreement, the party seeking to be indemnified or held harmless (the "Indemnitee") shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plead in such action (but in any event within thirty (30) days, the party from whom indemnification is sought (the "Indemnitor"). In case any claim, demand or assessment shall be asserted, or suit, action or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor's expense, to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, at its own expense, with counsel of Indemnitor's choice shall not be unreasonably withheld or delayed, provided that the

Indemnitor confirms to the Indemnitee that it is a claim to which its rights of indemnification apply. The Indemnitor shall have the right to settle or compromise monetary claims; however, as to any other claim, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor's intent so to assume the defense, conduct, settlement or compromise of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement of such action while the Indemnitor is diligently defending, conducting, settling or compromising such action. The Indemnitor shall keep the Indemnitee apprised of the status of the suit, action or proceeding and shall make Indemnitor's counsel available to the Indemnitee, at the Indemnitor's expense, upon the request of the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in connection with any such claim and shall make personnel, books and records and other information relevant to the claim available to the Indemnitor to the extent that such personnel, books and records and other information are in the possession and/or control of the Indemnitee. If the Indemnitor decides not to participate, the Indemnitee shall be entitled, at the Indemnitor's expense, to defend, conduct, settle or compromise such matter with counsel satisfactory to the Indemnitor, whose consent to the selection of counsel shall not be unreasonably withheld or delayed. Anything to the contrary herein notwithstanding, Shareholders shall have the right to notice, prior to any offset.


                                   ARTICLE IX
                                   TERMINATION

                  9.1 RIGHT TO TERMINATE. Notwithstanding anything to the contrary contained herein, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing: (a) by Shareholders if the conditions precedent set forth in Section 5.1 are not satisfied or waived in writing by Shareholders; or (b) by Purchaser if the conditions precedent set forth in Section 5.2 are not satisfied or waived in writing by Purchaser.

                  9.2 REMEDIES. No party shall be limited to the termination right granted in Section 9.1 hereof by reason of the nonfulfillment of any condition precedent to such party's closing obligations or a breach of another party's representations and warranties, but may, in the alternative, elect to do one of the following:

                           (a) PROCEED TO CLOSE. Proceed to Closing despite the
nonfulfillment of any condition precedent to its obligation to proceed to Closing, and consummation of the transaction and closing shall be deemed a waiver of any breach of a representation, warranty or covenant disclosed by the breaching party electing to close. If Purchaser elects to proceed to Closing pursuant to this Section 9.2(a) despite Shareholders' violation of any condition precedent set forth in Section 5.2(b), the Purchase Price and the Stock Component thereof shall be reduced in accordance with Section 2.2(d). If Shareholders violate its covenant set forth in Section 4.2(b) and Purchaser elects to proceed to Closing notwithstanding such violation, the Purchase Price and the Cash Component thereof shall be reduced or further reduced, as the case may be, by an amount equal to the damages caused by Seller's violation to Purchaser (as agreed upon by the certified public accountants selected by Purchaser and Seller). In the event that the independent certified public accountants selected by Purchaser and Seller cannot agree upon the damages caused by Seller's violation under the immediately preceding sentence, the two accountants selected by Purchaser and Seller shall select a mutually acceptable third independent certified public accountant who shall determine such damages.

                           (b) DECLINE TO CLOSE. Decline to proceed to Closing,
terminate this Agreement as provided in Section 9.1 hereof, and thereafter seek damages as limited by, and only to the extent permitted in, Section 9.4 hereof.

                  9.3 EVENTS ON TERMINATION. In the event the transactions contemplated hereby shall fail to be consummated for any reason whatsoever, the Shareholders shall return, or cause to be returned, to Purchaser, and Purchaser, its officers, directors, agents and representatives shall return to the Shareholders, all written material obtained in connection with the proposed transactions, and shall keep confidential all confidential information acquired and shall not use such confidential information to unfairly compete with the other. Further, Purchaser shall destroy any internal analysis and spreadsheet data compiled utilizing confidential or financial information pertaining to the Company and shall return all information obtained from Company or Shareholders to Shareholders.

                  9.4 RIGHT TO DAMAGES. If this Agreement is terminated, no party hereto shall have any liability or obligation to the other except for as provided in the next paragraph; provided, however, that each party shall remain liable for (i) any wanton or willful breach of any of the party's representations and warranties or the terms of this Agreement; (ii) any wanton or willful failure by the party to perform any of his or its obligations or agreements contained in this Agreement; or (iii) any violation or breach of the party's obligations pursuant to Section 4.2(f), 4.2(g) or 9.3 hereof, in which case the party shall be liable for all of the other parties' out-of-pocket costs and expenses that were incurred in connection with the negotiations, due diligence reviews, and preparation of this Agreement, and all of the other documents related to this transaction, the costs and fees for the audit, and those costs and expenses which are incurred by the other party in pursuing such rights and remedies (including reasonable attorneys' fees).

                           If Shareholders fail to proceed with the Closing for
any reason other than in accordance with Section 9.1 hereof, Shareholders shall be jointly and severally liable, to the extent of their interest, to pay Purchaser a fee of $100,000 (the "Shareholders Termination Fee"). Shareholders hereby acknowledge that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Purchaser would not enter into this Agreement; accordingly, if Shareholders fail to promptly pay the Termination Fee, Shareholders shall also pay Purchaser all its costs and expenses incurred by it in pursuing payment of such Termination Fee (including reasonable attorneys' fees).

                           If Purchasers fail to proceed with the Closing for
any reason after Purchaser has notified Shareholders that Purchaser is satisfied with the due diligence examination or if Purchaser should fail to close as a result of not obtaining financing in accordance with Section 5.2(p), then Purchaser shall pay to Shareholders the sum of $100,000 (the "Purchasers Termination Fee"). Purchasers here acknowledge that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Shareholders would not enter into this Agreement. If said fee is not promptly paid, Purchaser shall also pay to Shareholders, all of Shareholders cost and expense incurred by it in pursuing payment of such Purchasers Termination Fee, including reasonable attorneys fees.

                                    ARTICLE X
                                  MISCELLANEOUS

                  10.1 DISCLOSURE SCHEDULES. The Disclosure Schedules referred to in Section 3.3 of this Agreement reflect information supplied to Purchaser in the course of its investigation of the Company. Except with respect to Financial Statements, Shareholders may supplement or amend any Disclosure Schedule from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, including by delivering one or more supplements or amendments to correct any matter which would constitute a breach of any representation or warranty contained herein. No such supplement or amended Disclosure Schedule shall be deemed to cure any breach for purposes of Section 5.2; however, any such supplement or amendment will be effective to cure and correct for all other purposes any breach of any representation or warranty which would have existed but for such supplement or amendment, and all references to any Disclosure Schedule hereto that is supplemented or amended as provided in this Section 10.1 shall, for all purposes, whether or not the Closing occurs, be deemed to be a reference to such Disclosure Schedule as so supplemented or amended.

                  10.2 ASSIGNABILITY. Purchaser may assign all or part of its rights under this Agreement to any entity that it controls, is controlled by or is under common control with, and which entity shall assume all of Purchaser's obligations hereunder with respect to the rights so assigned and such assignment shall not release Purchaser of any obligation created herein.

                  10.3 BROKERS AND FINDERS. Shareholders and Purchaser each represent and warrant to the other that the respective warrantor has not dealt with and is not aware of any dealings with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from the other party for arranging these transactions or introducing the parties to each other.

                  10.4 COSTS AND EXPENSES. Shareholders and Purchaser shall each be responsible (except as provided for in Section 9.4 hereof) for their own fees and expenses incurred in connection with the negotiation, execution and consummation of this transaction, including without limitation legal and accounting fees and expenses. Purchaser agrees on Closing to reimburse Shareholder for Shareholder's attorney's fees up to the sum of Eighteen Thousand Dollars ($18,000.00). Shareholders to provide Purchaser copies of Shareholder's attorneys statements.

                  10.5 EARNEST MONEY DEPOSIT. Upon completion of Purchaser's due diligence investigation as provided in 5.2(f) and 10.13 herein, Purchaser shall deposit to Shareholder's Purchase Price Bank Account the sum of $50,000.00 as an earnest money deposit. This deposit will be non-refundable except in the event of a breach of this Agreement by a Shareholder, or in the event Purchaser has the right to terminate pursuant to Section 9.1(b). Said deposit will be applied against the Purchase Price on Closing.

                  10.6 NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, or three (3) business days after being placed in the hands of a courier service (e.g., DHL or Federal Express) prepaid or faxed provided that a confirming copy is delivered forthwith as herein provided. Any notice will be deemed to have been given to all Shareholders, if given to Don Black and Don Cottam.

                           Shareholders may receive notice prior to or after the
Closing as follows:

                                     Howard Black
                                     2208 Woodstock
                                     Colleyville, TX 76034
                                     Fax:__________________________________

                                     Don Black
                                     3917 Deepwood
                                     Colleyville, TX 76034
                                     Fax:__________________________________

                                     Robert Black
                                     216 Ironbridge Place
                                     Euless, TX 76040
                                     Fax:__________________________________

                                     Barbara Black
                                     3007 Oak Valley Dr.
                                     Bedford, TX 76021
                                     Fax:__________________________________



                                     Don Cottam
                                     4957 Gwynn Rd.
                                     Memphis, TN  38124
                                     Fax:__________________________________

                                     Jim Cottam
                                     414 Meadowlark
                                     Duncanville, TX 75137
                                     Fax:__________________________________

                                     The Cottam Family Partnership
                                     4957 Gwynn Rd.
                                     Memphis, TN 38124
                                     Fax:__________________________________

                                     With a copy to:

                                            Loe, Warren, Rosenfield,
                                            Kaitcer & Hibbs, PC
                                            4420 W. Vickery Blvd.
                                            Fort Worth, Texas 76107
                                            Attention:  William M. Warren
                                            Fax: (817) 377-1120

                                            and

                                  Krivcher, Magids, Neal, Cottam & Campbell, PC 5100 Poplar Avenue
                                  Clark Tower, Suite 2929
                                  Memphis, Tennessee 38137-2929
                                  Fax: (901) 682-6453


                           If to Purchaser:

                             Leopold Styling Products, Inc.
                             5330 South Grape Lane
                             Greenwood Village, Colorado  80121
                             Attention:  Kenneth Bernstein
                             Fax:  (303) 741-5569

                             and

                             6105 North Palo Cristi Drive
                             Paradise Valley, Arizona  85253
                             Attention:  Sam Leopold
                             Fax:  (602) 468-3389

                             With a copy to:

                             O'Connor, Cavanagh, Anderson,
                             Killingsworth & Beshears, P.A.
                             One East Camelback Road, Suite 1100
                             Phoenix, Arizona 85012-1656
                             Attention: Robert S. Kant, Esq.
                             Fax: (602) 263-2900

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section.

                  10.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit and schedule shall be considered incorporated into this Agreement. This Agreement may not be amended, modified, supplemented or otherwise altered in any respect except by an agreement in writing signed by the parties hereto. This Agreement supersedes all prior written or oral agreements between or among Purchaser and Shareholders.

                  10.8 WAIVERS. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

                  10.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

                  10.10 SEVERABILITY. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

                  10.11 APPLICABLE LAW, JURISDICTION AND VENUE. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Texas applicable to contracts made in that state without regard to the conflicts of laws principles of such state. Jurisdiction and venue for any dispute associated with this Agreement will be in the appropriate Federal or State District Court located within the State of Texas where this Agreement is entered.

                  10.12 CONSTRUCTION. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and that this document has been reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

                  10.13 EXCLUDED ASSETS. Anything to the contrary herein notwithstanding, Shareholders will not transfer, and Purchaser will not purchase, the personal items belonging to Shareholders identified on Schedule
10.12 hereto.

                  10.14 LIMITATION ON PURCHASERS DUE DILIGENCE. Anything to the contrary herein notwithstanding, Purchaser's due diligence investigation of the business and assets of the Shareholders and Company will be limited to a period of sixty (60) days from the date of execution of this Agreement. Should Purchaser not be satisfied, Purchaser will notify Shareholders in writing prior to the expiration of sixty (60) days and Shareholders shall have an additional twenty (20) days to meet Purchaser's requirements. In the event that Shareholders do not receive notice of Purchaser's dissatisfaction at the end of sixty (60) days, then Purchaser shall be deemed to have accepted and be satisfied with all matters relating to Purchaser's due diligence investigation and the Earnest Money deposited pursuant to Section 10.5 will be due and payable.

                  10.15 SHAREHOLDER REPRESENTATIVE. The Shareholder hereby designates DON BLACK as the Shareholder Representative.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  SHAREHOLDERS:

                                  /s/ Don Black
                                  --------------------------------------------
                                  DON BLACK

                                  /s/ Howard Black
                                  --------------------------------------------
                                  HOWARD BLACK

                                  /s/ Barbara Black
                                  --------------------------------------------
                                  BARBARA BLACK

                                  /s/ Robert Black
                                  --------------------------------------------
                                  ROBERT BLACK

                                  /s/ Don Cottam
                                  --------------------------------------------
                                  DON COTTAM

                                  /s/ Jim Cottam
                                  --------------------------------------------
                                  JIM COTTAM



                                  THE COTTAM FAMILY PARTNERSHIP, a Texas
                                  Limited Partnership

                                  By: /s/ Don Cottam
                                      ----------------------------------------
                                  Its:     General Partner



                                  PURCHASER:

                                  Leopold Styling Products Inc., a Delaware
                                   corporation



                                  By: /s/ Sam Leopold
                                      ----------------------------------------
                                  Its: CEO
                                      ----------------------------------------

                                   EXHIBIT A

                       STOCK ESCROW AND BUY-BACK AGREEMENT


                  THIS ESCROW AGREEMENT (the "Agreement") is made as of _________________, 1996, by and among LEOPOLD STYLING PRODUCTS, INC., a Delaware corporation ("Purchaser"), and DON BLACK, HOWARD BLACK, BARBARA BLACK, ROBERT BLACK, DON COTTAM, JIM COTTAM, AND THE COTTAM FAMILY PARTNERSHIP, a Texas Limited partnership (the "Shareholders"), and DON BLACK (the "Shareholder Representative"). Capitalized terms used but not defined herein shall have the meanings given to them in that certain Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of May 8, 1996, among Purchaser and
Shareholders.


                                    RECITALS:

         WHEREAS, Purchaser and Shareholders have entered into the Stock Purchase Agreement to provide for the purchase and sale of all of the issued and outstanding shares of the capital stock of Gena Laboratories, Inc. (the "Company") (the "Acquisition); and

         WHEREAS, the Closing of the transactions contemplated by the Stock Purchase Agreement is taking place as of the date hereof; and

         WHEREAS, Purchaser has relied upon the representations, warranties and covenants of Shareholders provided in the Stock Purchase Agreement and in schedules, certificates and other documents delivered pursuant to the Stock Purchase Agreement; and

         WHEREAS, pursuant to Section 8 of the Stock Purchase Agreement, Shareholders have agreed to indemnify and hold Purchaser and the Company harmless for, from and against certain damages, losses, liabilities (absolute and contingent), fines, penalties, costs and expenses (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by such indemnity) ("Damages") arising out of certain claims, proceedings, actions and/or causes of action which Purchaser or the Company may incur or suffer (the "Claims") as provided therein.

         NOW, THEREFORE, to induce Purchaser to proceed with the Closing and the Acquisition, and in consideration of such Closing and Acquisition, and in further consideration of the mutual covenants and agreements contained herein and in the Stock Purchase Agreement, and intending to be legally bound, the parties hereto do hereby agree as follows:

         5 APPOINTMENT OF SHAREHOLDER REPRESENTATIVE. Shareholders hereby appoint the Shareholder Representative, and the Shareholder Representative agrees to act, as the representative of the persons entitled to receive (subject to the terms hereof and the Stock Purchase Agreement) the shares of Purchaser's Common Stock, in accordance with this Escrow Agreement. No bond shall be required of the Shareholder Representative. The Escrow Agent and Purchaser are hereby relieved from any liability for any acts done by them, or any of them, in accordance with any such resolution, action, decision, consent or instruction of the Shareholder Representative.

         6 APPOINTMENT OF ESCROW AGENT; ESCROW FUND.

                  (a) Purchaser, Shareholders and the Shareholder Representative hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as the agent of such parties in performing the duties of the Escrow Agent provided herein. As compensation for Escrow Agent's services hereunder, Escrow Agent shall receive a compensation of $__________ ($__________ of which shall be payable upon the execution hereof and $_________ of which shall be payable upon the termination of this Agreement) and the reimbursement of all other Administrative Costs (as such term is defined in Section 6(d)).

                  (b) On the date hereof, Purchaser shall cause to be deposited with the Escrow Agent shares of Purchaser's Common Stock (the "Escrow Shares") in the amount set forth in Section 2.2(b) of the Stock Purchase Agreement (subject to adjustment as provided in Section 2.2(c) of the Stock Purchase Agreement) to be received by the Shareholders pursuant to the Stock Purchase Agreement, such deposit, together with any dividends or other distributions paid thereon, to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. Upon compliance with the terms hereof, and the terms of the Stock Purchase Agreement, Purchaser shall be entitled to receive payment from the Escrow Fund for all Claims for which Purchaser is entitled to indemnification under Section 8 of the Stock Purchase Agreement.

                  (c) The Escrow Agent shall hold, safeguard and dispose of the Escrow Fund in accordance with the terms hereof.

                  (d) For purposes of this Agreement, each Escrow Share shall have a value equal to $______ (the "Exchange Value") and such valuation shall apply throughout the duration of the Escrow Period.

         7 ESCROW PERIOD. The escrow created hereby shall remain in existence until earlier of (i) the date the Escrow Shares and other assets in the Escrow Fund have been distributed in accordance herewith and (ii) the two (2) year anniversary of the Closing Date (such period being referred to herein as the "Escrow Period").

         8 CLAIM SUBMISSION PERIOD. With respect to each Claim, Purchaser shall deliver (in accordance with Section 13 below) to the Escrow Agent within the Escrow Period a certificate signed by an officer of Purchaser ("officer's Certificate"):

                  (i) stating that Purchaser or the Company has paid, suffered or properly accrued, or Purchaser or the Company in good faith reasonably anticipates that Purchaser or the Company will have to pay, suffer or accrue, Damages in an aggregate stated amount (including, without limitation, any anticipated professional and other fees and costs associated therewith); and further stating that Purchaser is entitled to indemnification out of the Escrow Fund pursuant to this Agreement and the Stock Purchase Agreement; and

                  (ii) specifying (A) the individual items of Damages included in the amount so stated, (B) the date each such item was paid or properly accrued or the basis for such anticipated liability and (C) the nature of the liability, misrepresentation, breach of warranty or covenant or other matter to which such items are related.

Upon the Escrow Agent's receipt of the Officer's Certificate, such Claim shall be administered by the Escrow Agent pursuant to Section 6 below.

         9 THIRD PARTY CLAIMS; QUARTERLY REPORTS. Third Party claims will be handled in accordance with Section 8.6 of the Stock Purchase Agreement.

         10 ADMINISTRATION OF CLAIMS.

                  (a) Accepted Claims. At the time of deliver of an Officer's Certificate to the Escrow Agent pursuant to Section 4, a duplicate copy of such Officer's Certificate shall be delivered by Purchaser to the Shareholder Representative ("Claim Notice"). The Shareholder Representative shall have a period of ten (10) business days from its receipt of a Claim Notice ("Rejection Period") to review the Officer's Certificate and deliver to Purchaser and Escrow Agent written notice of its rejection of all or a portion of the Claim referenced therein ("Rejection notice"). If no Rejection Notice is received by Purchaser and Escrow Agent within the Rejection Period, then such Claim shall become an "Accepted Claim."

                  (b) Rejected Claims. For any Claim which is the subject of a Rejection Notice (a "Rejected Claim"), the Shareholder Representative and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to such Claim. If the Shareholder Representative and Purchaser so agree, a memorandum setting forth such agreement shall be prepared and signed by Purchaser and the Shareholder Representative and shall be furnished to the Escrow Agent and such Rejected Claim shall become an "Accepted Claim".

                  (c) Resolution of Dispute. If no such agreement between the Shareholder Representative and Purchaser can be reached with respect to a Rejected Claim after good faith negotiation within thirty (30) days of Purchaser's receipt of a Rejection Notice, Purchaser and the Shareholder Representative shall mutually select an independent third party (the "Designated Party") whose determination of the Rejected Claim and the amount of Damage (if any) associated therewith shall be final nonappealable and binding, provided that, with respect to Claims which are the subject of a Qualifying Offer, the Designated Party shall only be entitled to determine whether such Claim is subject to the indemnification obligations of Shareholders under the Stock Purchase Agreement; and the Designated Party shall have no authority to reduce or increase the amount of such Claim from the amount of the Qualifying Offer and Damages associated therewith. The Designated Party shall be a person knowledgeable regarding the health and beauty business and the value of related assets, and shall be generally knowledgeable with regard to business and financial matters. In the event Purchaser and the Shareholder Representative fail to agree upon the Designated Party within forty (40) days after Purchaser's receipt of a Rejection Notice, the Designated Party shall be a partner in any "Big Six" accounting firm located in the Dallas/Fort Worth metropolitan area, reasonably acceptable to both the Shareholder Representative and the Purchaser. Upon the determination of the Designated Party in accordance herewith with respect to a Rejected Claim, the determination of the value of such Claim, if any, by the Designated Party shall become an "Accepted Claim." All determinations by a Designated party hereunder shall be made in accordance with the expedited commercial rules of the American Arbitration Association.

                  (d) Administrative Costs.

                           (i) All costs and expenses of administering this
                  Agreement (including, without limitation, fees and expenses of the Escrow Agent and any Designated Party) ("Administrative Costs") shall be borne equally by [Purchaser] and the Escrow Fund. Administrative Costs shall be paid by [Purchaser] within fifteen (15) business days after [Purchaser's] receipt of an invoice from the Escrow Agent therefor. Within five (5) business days of either the payment of such costs to the Escrow Agent or [Purchaser's] delivery to the Escrow Agent of evidence that such Administrative Cost has been paid, Purchaser shall be entitled to receive Escrow Shares having an aggregate Exchange Value equal to the amount to such payment. Purchaser shall be under no obligation to bear any expenses pursuant to this Section 6(d) at any time that the Escrow Fund shall be exhausted or following the termination of this Agreement.

                           (ii) The Escrow Agent shall be indemnified and saved
                  harmless by Purchaser, Shareholders and the Shareholder Representative from and against any and all liability, including all expenses reasonably incurred in its defense, to which the Escrow Agent shall be subjected by reason of any action taken or omitted or any investment or disbursement of any part of the Escrow Fund made by the Escrow Agent pursuant to this Agreement, unless caused by the gross negligence or willful misconduct of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid equally by [Purchaser] and the Escrow Fund, and this right of indemnification shall survive the termination of this Agreement, and/or the resignation or removal of the Escrow Agent.


                  (e) Payment of Claims and Expenses. The Administrative Costs shall be paid in accordance with Section 6(d) above. Once a Claim has become an Accepted Claim in accordance with the terms of this Agreement, the Escrow Agent shall, within five (5) business days of the written request of Purchaser, deliver to Purchaser Escrow Shares having an aggregate Exchange Value equal to the amount of the Claim for which Purchaser is entitled to indemnification, rounded to the nearest whole share (with fractional shares equal to or less than
 .50 being rounded down).

         11 BUY-BACK OF PURCHASER'S COMMON STOCK. On the business day preceding the expiration of the Escrow Period, Purchaser shall pay to the Escrow Fund an amount equal to (i) the remaining Escrow Shares multiplied by the Exchange Value decreased by (ii) any other assets in the Escrow Fund (the "Buy-back Amount"), and upon such payment, the Escrow Agent shall release to Purchaser any and all remaining Escrow Shares to the Purchaser. Purchaser shall secure payment of said funds by obtaining an irrevocable Letter of Credit in favor of Shareholders in the sum of $2,000,000.00 issued by a recognized national bank reasonably acceptable to Shareholders.

         12 EXPIRATION OF ESCROW PERIOD.

                  (a) Upon expiration of the Escrow Period, any Escrow Shares and any other assets (including dividends) remaining in the Escrow Fund shall be delivered to the Shareholders on a prorata basis based upon the number of shares of Purchaser Common Stock sold by each such Shareholders in accordance with the Stock Purchase Agreement. Such shares and any other amounts shall be distributed in accordance with the Stock Purchase Agreement. Any fractional shares remaining in the Escrow Fund shall be repurchased by Purchaser for the aggregate Exchange Value for such Escrow Shares and the proceeds thereof shall be distributed among the Shareholders. The Escrow Agent shall be authorized to draw funds from such account and to prepare checks in the amount appropriate for inclusion with the mailing of the certificates evidencing Purchaser Common Stock upon the termination of this Escrow Agreement. All sums shall be forwarded by wire transfer.


                  (b) Following the expiration of the Escrow Period and distribution in accordance herewith of the Escrow Fund, the Escrow created hereby and this Agreement other than the provisions of Section 11 and the indemnification obligations contained in Sections 6(d)(ii) and 6(d)(iii) hereof, shall terminate.

         13 DISTRIBUTIONS; VOTING, TRANSFER RESTRICTIONS.

                  (a) Any cash dividends, dividends payable in securities or other distributions of any kind (including, without limitation, any shares received upon a stock split) made in respect of any securities in the Escrow Fund shall be added to the Escrow fund and become a part thereof. The Escrow Agent shall invest any cash held in the Escrow fund in an interest-bearing account or money market instruments in accordance with written instructions from Purchaser. Any interest payable on the funds shall be added to the Escrow Fund and become a part thereof. The parties acknowledge that the Escrow Agent shall not be liable for any diminution in the Escrow Fund due to losses resulting from investments made pursuant to this Agreement.

                  (b) The Escrow Shares shall be issued and held in the name of the Escrow Agent. The Escrow Agent hereby grants to Sam Leopold and/or Tom Clifford (the "Grantee) an irrevocable proxy to vote the Escrow Shares; provided, however, that the Grantee shall vote the Escrow Shares for nominees to the Board of Directors of the Company and on all other matters to be voted on by the holders of Purchaser's common stock, in the same proportion as the votes cast by other holders of Purchaser's common stock. The Grantee shall have voting rights in accordance with the foregoing sentence with respect to the Escrow Shares (and on any voting securities added to the Escrow Fund) so long as such Escrow Shares or other voting securities are held in the Escrow Fund. The Escrow Agent shall execute and deliver to the Grantee, upon request, all such proxies, forms for election or other instruments which it receives as may be required with respect to the Escrow Shares in order to give effect to the foregoing.

                  (c) Shareholders shall not transfer, and neither the Escrow Agent nor Purchaser shall be required to register the transfer of, any interest in the Escrow Shares until the expiration of the Escrow Period and distribution of the Escrow Shares, if any, to the Shareholders. Any purported transfer in violation of this Section 8(c) shall be void.

         14 SHAREHOLDER REPRESENTATIVE'S RIGHTS AND RESPONSIBILITIES.

                  (a) The Shareholder Representative is vested with the authority, duty and responsibility to represent the interests of the Shareholders in the Escrow Fund as set forth herein, and the Shareholder Representative agrees to manage and discharge his or her duties and responsibilities as agent of the Shareholders in accordance with the terms hereof. The resolution, action, decision, consent or instruction of the Shareholder Representative shall be final, conclusive and absolutely binding upon each of the Shareholders, and Purchaser may rely upon any such resolution, action, decision, consent or instruction of the Shareholder Representative as being the resolution, action, decision, consent or instruction of each and all of the Shareholders.

                  (b) In discharging his or her duties and responsibilities hereunder, the Shareholder Representative shall have all rights and powers necessary and incident to the proper discharge thereof. Without limitation upon the foregoing, the Shareholder Representative shall have the duty and authority on behalf of the Shareholders to do any thing required of the Shareholder Representative under this Agreement, including without limitation:

                           (i) to interpret and construe the provisions of this
                  Agreement;

                           (ii) to determine and resolve any disputes that may
                  arise under this Agreement using his or her best efforts to dispose of any such disputes by agreed settlement;

                           (iii) to perform all other acts as deemed appropriate
                  by the Shareholder Representative on behalf of the Shareholders to fully effectuate and carry out the provisions of this Agreement.

                  (c) To the extent that any funds or property representing proceeds received in respect of or relating to any Claim are held or come to be held by the Shareholder Representative after all of his duties hereunder are discharged, such funds shall be delivered to the Escrow Agent and held in, and constitute a part of, the Escrow Fund.

                  (d) In the event of the death, disability or resignation of Don Black as Shareholder Representative, the Shareholders shall designate a member to fill each vacancy so created. Such appointment and designation shall be immediately effective and shall be binding on all Shareholders.

         15 ESCROW AGENT'S RIGHTS AND RESPONSIBILITIES. To induce the Escrow Agent to act hereunder, it is further agreed that:

                  (a) The Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.

                  (b) The Escrow Agent may act upon advice of counsel in reference to any matter connected herewith and shall not be liable for any acts or omissions while acting in good faith and exercising reasonably judgment.

                  (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                  (d) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                  (e) The Escrow Agent is authorized to rely on the written instructions of the Shareholder Representative as being the act of all of the Shareholders and the written instructions of the President or any executive officer of Purchaser as being the act of Purchaser.

                  (f) This Agreement sets forth the exclusive duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations of the Escrow Agent shall be read into this Agreement.

                  (g) The Escrow Agent shall not be called upon to advise any party as to its rights and obligations hereunder.

                  (h) The Escrow Agent shall be deemed to have fully complied with its obligations hereunder to transfer the Escrow Shares by delivery to the transfer agent of Purchaser (the "Transfer Agent") of the Escrow Shares, in all form satisfactory to such Transfer Agent, of certificates properly endorsed for transfer with instructions to the Transfer Agent to issue in the name of and deliver to the person to whom such transfer is to be made a certificate or certificates for the required number of shares. Transfer taxes, if any, applicable to such transfer shall be payable by the person to whom the Escrow Shares are being transferred.

                  (i) The Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been executed by the proper parties. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws and is not charged with any duties or responsibilities in connection with any other document or agreement.

         16 RECORDS; FINAL ACCOUNTING. The Escrow Agent shall maintain a record of all Claims against the Escrow Fund filed with it pursuant to Sections 4 and 5, a record of all such Claims which shall become payable claims as provided in
Section 5 and a record of all payments or distributions from the Escrow Fund. Upon the termination or resignation of the Escrow Agent or termination or expiration of this Agreement, the Escrow Agent shall within ten (10) business days deliver to Purchaser and the Shareholder Representative a full and final accounting with regard to the Escrow Fund.

         17 RESIGNATION OF ESCROW AGENT. The Escrow Agent, or any successor, may resign as Escrow Agent hereunder by giving written notice thereof to Purchaser and the Shareholder Representative. Such resignation shall become effective following such written notice upon the earlier of the appointment by Purchaser and the Shareholder Representative of a successor Escrow Agent that accepts the appointment and agrees to be bound by the provisions of the Agreement or the expiration of 60 days thereafter. Upon the effectiveness of such resignation, all duties of the Escrow Agent so resigning shall cease, other than the duty to account in accordance with Section 11. Purchaser and the Shareholder Representative shall have the right to terminate the appointment of the Escrow Agent hereunder by giving written notice thereof to the Escrow Agent, specifying the date upon which such termination shall take effect. A condition precedent to such termination shall be the designation of a successor Escrow Agent that has accepted the appointment and agreed to be bound by the provisions of this Agreement. In the event of such termination, the Escrow Agent shall turn over and deliver to such successor Escrow Agent the Escrow Fund, and any other sums and the records and instruments held by it under this Agreement and render the accounting required by Section 11.

         18 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized, overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by facsimile (followed by a copy sent by courier or registered or certified mail) to the parties at the following addresses (or at such other address for a party as shall be specified by notice hereunder):

         To Purchaser:

                           Leopold Styling Products, Inc.
                           5330 South Grape Lane
                           Greenwood Village, Colorado  80121
                           Attention:  Kenneth Bernstein
                           Fax:  (303) 741-5569

                           and

                           6105 North Palo Cristi Drive
                           Paradise Valley, Arizona  85253
                           Attention:  Sam Leopold
                           Fax:  (602) 468-3389

                  With a copy to:

                           O'Connor, Cavanagh, Anderson,
                             Killingsworth & Beshears, P.A.
                           One East Camelback Road, Suite 1100
                           Phoenix, Arizona  85012-1656
                           Attention:  Robert S. Kant, Esq.
                           Fax:  (602) 263-2900


         To the Shareholder Representative:

                           Don Black
                           3917 Deepwood
                           Colleyville, TX 76034
                           Fax:________________________________

                  With a copy to:

                           Loe, Warren, Rosenfield,
                           Kaitcer & Hibbs, PC
                           4420 W. Vickery Blvd.
                           Fort Worth, Texas 76107
                           Attention:  William M. Warren
                           Fax: (817) 377-1120

                           and

                           Krivcher, Magids, Neal, Cottam & Campbell, PC 5100 Poplar Avenue
                           Clark Tower, Suite 2929
                           Memphis, Tennessee 38137-2929
                           Fax: (901) 682-6453


         All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally recognized, overnight courier, on the business day following dispatch, (c) in the case of mailing, on the 5th business day following such mailing, and (d) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication (or when the copy sent by courier or registered or certified mail shall have been deemed to have been receipt pursuant to clause (a), (b) or (c)).


         19 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

         20 GOVERNING LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Texas applicable to contracts made in that state without regard to the conflicts of laws principles of such state. Jurisdiction and venue for any dispute associated with this Agreement will be in the appropriate Federal or State District Court located within the State of Texas where this Agreement is entered.

         21 PREVAILING PARTY. In the event of any dispute which results in a suit or other legal proceeding to construe or enforce any provision of this Agreement or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Agreement, the parties agree that the prevailing party or parties (in addition to all other amounts and relief to which such party or parties may be entitled to recover) may recover from the nonprevailing party or parties reasonable attorneys' fees and other costs incurred in any action or proceeding.

         22 CONFLICT OF TERMS. In the event of a conflict with the Stock Purchase Agreement and this Agreement, the terms of the Stock Purchase Agreement will govern.

         23 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

         IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first above written.

                                            LEOPOLD STYLING PRODUCTS INC.,
                                            A DELAWARE CORPORATION

                                By:
                                    -----------------------------
                                Its:
                                    -----------------------------

                                SHAREHOLDERS:


                                ---------------------------------
                                Don Black


                                ---------------------------------
                                Howard Black




                                ---------------------------------
                                Barbara Black


                                ---------------------------------
                                Robert Black


                                ---------------------------------
                                Don Cottam


                                ---------------------------------
                                Jim Cottam



                                THE COTTAM FAMILY PARTNERSHIP, a
                                    Texas Limited Partnership


                                By:
                                    -----------------------------
                                Its:     General Partner